EXHIBIT 10.2
JOINT OPERATING AGREEMENT

Dated October 6, 2010

between

IPC OIL AND GAS (ISRAEL) LIMITED PARTNERSHIP

EMANUELLE ENERGY LIMITED

EMANUELLE ENERGY OIL AND GAS LIMITED PARTNERSHIP

THE ISRAEL LAND AND DEVELOPMENT COMPANY LIMITED

IDB DEVELOPMENT CORPORATION LIMITED

MODIIN ENERGY LIMITED PARTNERSHIP

and

BLUE WATER OIL AND GAS EXPLORATION LIMITED

as Non-Operators

and

GEOGLOBAL RESOURCES (INDIA) INC.

as Operator

Relating to

348/SARA LICENSE, OFFSHORE ISRAEL

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS                                     2
ARTICLE 2 EFFECTIVE DATE AND TERM                             6
ARTICLE 3 SCOPE                                         6
3.1          Scope                                          6
3.2          Participating Interest                                   6
3.3          Ownership, Obligations and Liabilities                            10
3.4          Guarantees required by the Contract Scope                          10
4.1          Designation of Operator                                  10
4.2          Rights and Duties of Operator                                10
4.3          Operator Personnel                                    12
4.4          Information Supplied by Operator                              12
4.5          Settlement of Claims and Lawsuits                              13
4.6          Limitation on Liability of Operator                              13
4.7          Insurance Obtained by Operator                               14
4.8          Commingling of Funds                                    16
4.9          Resignation of Operator                                  16
4.10        Removal of Operator                                    16
4.11        Appointment of Successor                                 17
5.1          Establishment of Operating Committee                            18
5.2          Powers and Duties of Operating Committee                           18
5.3          Authority to Vote                                      18
5.4          Subcommittees                                       19
5.5          Notice of Meeting                                       19
5.6          Contents of Meeting Notice                                  19
5.7          Location of Meetings                                     19
5.8          Operator’s Duties for Meetings                                 19
5.10          Record of Votes                                       20
5.11          Minutes                                           20
5.12          Voting by Notice                                       20
5.13          Effect of Vote                                        21
ARTICLE 6 WORK PROGRAMS AND BUDGETS                             21
6.1          Exploration and Appraisal                                    21
6.2          Development                                          22
6.3          Production                                           23
6.4          Itemization of Expenditures                                    23
6.5          Multi-Year Work Program and Budget                                24
6.6          Contract Awards                                        24
6.7          Authorization for Expenditure (AFE) Procedure                           25
6.8          Overexpenditures of Work Programs and Budgets                         26
ARTICLE 7 OPERATIONS BY LESS THAN ALL PARTIES                          26
7.1          Limitation on Applicability                                    26
7.2          Procedure to Propose Exclusive Operations                            27
7.3          Responsibility for Exclusive Operations                              28
7.4          Consequences of Exclusive Operations                              29
7.6          Order of Preference of Operations                                 32
7.7          Stand-By Costs                                         32
7.8          Special Considerations Regarding Deepening and Sidetracking                    33
7.9          Use of Property                                         33
7.10          Lost Production                                        33
7.12          Conduct of Exclusive Operations                                 34
ARTICLE 8 DEFAULT                                           35
8.1          Default and Notice                                        35
8.2          Operating Committee Meetings and Data                               35

8.3          Allocation of Defaulted Accounts                                36
8.4          Remedies                                           37
8.5          Survival                                           38
8.6          No Right of Set Off                                       38
ARTICLE 9 DISPOSITION OF PRODUCTION                                39
9.1          Right and Obligation to Take in Kind                               39
9.2          Disposition of Crude Oil                                     39
9.3          Disposition of Natural Gas                                    39
ARTICLE 10 ABANDONMENT                                      39
10.1          Abandonment of Wells Drilled as Joint Operations                         39
10.2          Abandonment of Exclusive Operations                              40
10.3          Abandonment Security                                      40
ARTICLE 11 SURRENDER, EXTENSIONS AND RENEWALS                        41
11.1          Surrender                                           41
11.2          Extension of the Term                                     41
ARTICLE 12 TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL              41
12.1          Obligations                                          41
12.2.          Transfer                                           42
12.3          Change in Control                                       43
ARTICLE 13 WITHDRAWAL FROM AGREEMENT                             43
13.1          Right of Withdrawal                                       43
13.2          Partial or Complete Withdrawal                                  44
13.3          Rights of a Withdrawing Party                                  44
13.4          Obligations and Liabilities of a Withdrawing Party                         44
13.5          Emergency                                           45
13.6          Assignment                                           45
13.7          Approvals                                           45
13.8          Security                                           45
13.9          Withdrawal or Abandonment by all Parties                             46
ARTICLE 14 RELATIONSHIP OF PARTIES AND TAX                           46
14.1          Relationship of Parties                                     46
14.2          Tax                                              46
ARTICLE 15  VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY        46
15.1          Venture Information                                     46
15.2          Confidentiality                                        47
15.3          Intellectual Property                                     48
15.4          Continuing Obligations                                    48
15.5          Trades                                            48
ARTICLE 16 FORCE MAJEURE                                      49
16.1          Obligations                                          49
16.2          Definition of Force Majeure                                  49
ARTICLE 17 NOTICES                                         50
ARTICLE 18  APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY       50
18.1          Applicable Law                                        50
18.2          Dispute Resolution                                       50
ARTICLE 19 GENERAL PROVISIONS                                    53
19.1          Conduct of the Parties                                      53
19.2          Conflicts of Interest                                       53
19.3          Public Announcements                                      54
19.4          Successors and Assigns                                     54
19.5          Waiver                                             54
19.6          No Third Party Beneficiaries                                    54
19.7          Joint Preparation                                        55

19.8          Severance of Invalid Provisions                                55
19.9          Modifications                                        55
19.10          Interpretation                                        55
19.11          Counterpart Execution                                    55
19.12          Entirety                                           55

Exhibit A                      -           Accounting Procedure
Exhibit B                      -           Contract Area
Exhibit C                      -           Pre Agreement Joint Expenditures
Exhibit D                      -           Form of Overriding Royalty Agreement

THIS AGREEMENT is made as of the 6th day of October 2010 (the “Effective Date”) among:

(1)	IPC OIL AND GAS (ISRAEL) LIMITED PARTNERSHIP, an Israeli limited partnership having its principal place of business at [ ] (hereinafter referred to as "IPC");

(2)	EMANUELLE ENERGY LIMITED, an Israeli limited liability company having its principal place of business at 2 Shenkar Street Tel Aviv 68010 Israel (hereinafter referred to as “EMANUELLE”);

(3)
EMANUELLE ENERGY OIL AND GAS LIMITED PARTNERSHIP, an Israeli limited liability partnership having its principal place of business at 2 Shenkar Street Tel Aviv 68010 Israel (hereinafter referred to as "EMANUELLE PARTNERHSIP")

(4)	THE ISRAEL LAND DEVELOPMENT COMPANY LIMITED, an Israeli limited liability company having its principal place of business at 2 Shenkar Street Tel Aviv 68010 Israel (hereinafter referred to as “ILDC”)

(5)
IDB DEVELOPMENT CORPORATION LIMITED, an Israeli limited liability company having its principal place of business at 3 Azrieli Center, Triangle Tower, Tel Aviv 67023, Israel (hereinafter referred to as “IDB”);

(6)
MODIIN ENERGY LIMITED PARTNERSHIP, an Israeli limited liability partnership having its principal place of business at 3 Azrieli Center, Triangle Tower, Tel Aviv 67023, Israel (hereinafter referred to as "MODIIN");

(7)	BLUE WATER OIL AND GAS EXPLOARTION LIMITED, an Israeli limited liability company having its principal place of business at K Street, NW 1667

Suite 1230 Washington DC 20006, U.S.A (hereinafter referred to as “BLUE WATER”);

(8)	GEOGLOBAL RESOURCES (INDIA), INC., a Barbados corporation having its principal place of business at Suite 200, 625 – 4th Avenue SW Calgary, Alberta Canada (hereinafter referred to as “GGR”).

The entities named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, each of the Parties owns, as of the Effective Date, or has the right to acquire a Participating Interest in and to the License;

WHEREAS, the Parties desire to define their respective rights and obligations with respect to their operations under the Contract;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below and in the event that any of them are defined under Laws / Regulations the definition under the Laws/ Regulations shall prevail to the extent a conflict exists:

1.1	Accounting Procedure means the rules, provisions and conditions contained in Exhibit A.

1.2	AFE means an authorization for expenditure pursuant to Article 6.7.

1.3	Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.

1.4
Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for Dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus two (2) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.5	Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.6
Appraisal Well means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Petroleum reserves contained in an existing Discovery.

1.7	Business Day means a Day on which the banks in both Tel Aviv, Israel and New York City, United States of America are customarily open for business.

1.8
Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31, all in accordance with the Gregorian Calendar.

1.9	Calendar Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.10	Commercial Discovery means any Discovery that is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

1.11
Completion means an operation intended to complete a well through the Christmas tree as a producer of Petroleum in one or more Zones, including the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. “Complete” and other derivatives shall be construed accordingly.

1.12	Consenting Party means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.13
Consequential Loss means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Petroleum; (iii) loss or deferment of income or profit; (iv) business interruption, (v) punitive damages; or (vi) other indirect damages or losses whether or not similar to the foregoing.

1.14
Contract means the License, any petroleum license issued pursuant to the Law in lieu of the License and any petroleum lease granted following a Discovery in any such license, any extension, renewal or amendment to any such license or lease.

1.15
Contract Area means, as of the Effective Date, the area covered by the Contract (described in Exhibit B) by way of a plat and co-ordinates. The perimeter or perimeters of the Contract Area shall correspond to that area covered by the Contract, as such area may vary from time to time during the term of validity of the Contract.

1.16
Control means the ownership directly or indirectly of fifty percent (50%) or more of the voting rights in a legal entity or the ability to control the decision-making of such entity. “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

1.17	Crude Oil means Petroleum comprising all crude oils, condensates, and natural gas liquids at atmospheric pressure.

1.18	Day means a calendar day unless otherwise specifically provided.

1.19
Deepening means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper. “Deepen” and other derivatives shall be construed accordingly.

1.20           Defaulting Party has the meaning ascribed to it in Article 8.1.

1.21           Default Notice has the meaning ascribed to it in Article 8.1.

1.22           Default Period has the meaning ascribed to it in Article 8.1.

1.23	Development Plan means a plan for the development of Petroleum from an Exploitation Area.

1.24	Development Well means any well drilled for the production of Petroleum pursuant to a Development Plan.

1.25	Discovery means the discovery of an accumulation of Petroleum whose existence until that moment was unproven by drilling.

1.26
Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

1.27	Dollar or $ means the lawful currency of the United States of America.

1.28
Entitlement means that quantity of Petroleum (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of this Agreement and the Contract, as such rights and obligations may be adjusted by the terms of any lifting, balancing and other disposal agreements entered into pursuant to Article 9.

1.29
Environmental Loss means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Petroleum, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.30	Exclusive Operation means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.31	Exclusive Well means a well drilled pursuant to an Exclusive Operation.

1.32
Exploitation Area means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Contract or, if the Contract does not establish an exploitation area, then that part of the Contract Area which is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

1.33	Exploitation Period means any and all periods of exploitation during which the production and removal of Petroleum is permitted under the Contract.

1.34	Exploration Period means any and all periods of exploration set out in the Contract.

1.35
Exploration Well means any well the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Petroleum, which accumulation was at that time unproven by drilling.

1.36	G & G Data means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

1.37	Government means the government of Israel and any political subdivision, agency or instrumentality thereof.

1.38
Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.39	Joint Account means the accounts maintained by Operator in accordance with the provisions of this Agreement, including the Accounting Procedure.

1.40	Joint Operations means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.41	Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds and property (other than Petroleum) held for use in Joint Operations.

1.42	Laws / Regulations means the Petroleum Law and all other laws, statutes, rules and regulations from time to time governing activities in the Contract Area.

1.43	License means the 348/SARA petroleum license granted by the Minister under the Petroleum Law on 14 July 2008 and any extension, renewal, amendment or supplement thereto.

1.44	Minimum Work Obligations means those work and/or expenditure obligations specified in the Contract that must be performed in order to satisfy the obligations of the Contract.

1.45	Minister has the meaning given to it in the Petroleum Law.

1.46	Natural Gas means all gaseous Petroleum (including wet gas, dry gas and residue gas), but excluding Crude Oil.

1.47	Non-Consenting Party means each Party who elects not to participate in an Exclusive Operation.

1.48	Non-Operator means each Party to this Agreement other than Operator.

1.49	Operating Committee means the committee constituted in accordance with Article 5.

1.50	Operator means a Party to this Agreement designated as such in accordance with Articles 4 or 7.12(F).

1.51
Participating Interest means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Parties’ interest in the Contract and this Agreement.

1.52           Petroleum has the meaning given in the Petroleum Law, and includes Crude Oil and Natural Gas.

1.53	Petroleum Law means Israeli Petroleum Law 5712-1952, as amended, supplemented or re-enacted from time to time.

1.54	Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. “Plug Back” and other derivatives shall be construed accordingly.

1.55
Recompletion means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. “Recomplete” and other derivatives shall be construed accordingly.

1.56
Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. “Rework” and other derivatives shall be construed accordingly.

1.57
Security means (i) a guarantee or standby letter of credit issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) a corporate guarantee; (iv) any financial security required by the Contract,  any Laws / Regulations or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided, however, that the bank, surety or corporation issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a credit rating indicating it has a sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

1.58
Senior Supervisory Personnel means, with respect to a Party, any individual who functions as its designated manager or supervisor who is responsible for or in charge of onsite drilling, construction or production and related operations, or any other field operations and any individual who functions for such Party or one of its Affiliates at a management level equivalent to or superior to the tier selected, or any officer or director of such Party or one of its Affiliates.

1.59
Sidetracking means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. “Sidetrack” and other derivatives shall be construed accordingly.

1.60	Testing means an operation intended to evaluate the capacity of a Zone to produce Petroleum. “Test” and other derivatives shall be construed accordingly.

1.61	Urgent Operational Matters has the meaning ascribed to it in Article 5.12(A)(1).

1.62	Work Program and Budget means a work program for Joint Operations and budget therefor as described and approved in accordance with Article 6.

1.63	Zone means a stratum of earth containing or thought to contain an accumulation of Petroleum separately producible from any other accumulation of Petroleum.

ARTICLE 2
EFFECTIVE DATE AND TERM

This Agreement shall have effect from the Effective Date (as defined in the preamble to this Agreement) and shall continue in effect until the following occur in accordance with the terms of this Agreement: the Contract terminates; all materials, equipment and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made between the Parties. Notwithstanding the preceding sentence: (i) Article 10 shall remain in effect until all abandonment obligations have been satisfied; and (ii) Article 4.5, Article 8, Article 15.2, Article 18 and the indemnity obligation under Article 19.1(A) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved. Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to such termination.

ARTICLE 3

SCOPE

3.1           Scope

(A)
The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including the joint exploration, appraisal, development, production and disposition of Petroleum from the Contract Area.

(B)
For greater certainty, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)	construction, operation, ownership, maintenance, repair and removal of facilities downstream from the delivery point (as determined under Article 9) of the Parties’ Entitlements;

(2)	transportation of the Parties’ Entitlements downstream from the delivery point (as determined under Article 9);

(3)	marketing and sales of Petroleum, except as expressly provided in Article 7.12(E), Article 8.4 and Article 9;

(4)
acquisition of rights to explore for, appraise, develop or produce Petroleum outside the Contract Area (other than as a consequence of unitization with an adjoining contract area under the terms of the Contract); and

(5)	exploration, appraisal, development or production of minerals other than Petroleum, whether inside or outside the Contract Area.

3.2	Participating Interest

(A)	Subject to Article 3.2(C), the Participating Interests of the Parties as of the Effective Date are:

IPC                                                      13.609%
EMANUELLE                                   24.161%
EMANUELLE PARTNERHSIP      19.161%
ILDC                                                   5.000%
IDB                                                      5.000%
MODIIN                                             19.282%
BLUE WATER                                  8.787%
GGR                                                     5.000%

(B)	If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, the Participating Interests of the Parties shall be revised accordingly.

(C)
(1) The Participating Interest of Blue Water is subject to divestment as provided in the Structure and Participation Agreement dated April 25, 2010 by and among the Parties other than GGR and PBT Capital Partners LLC ("PBT-CP" and the “PBT Agreement” respectively), and in the event of such divestment, the Participating Interest of  Blue Water  shall be owned by Emanuelle, Emanuelle Partnership, ILDC  and IDB and Modiin (and their respective Affiliates) in proportion to their (and their respective Affiliates') Participating Interests;(2) The Participating Interest of GGR is subject to compliance by GGR with its obligations set forth in the Operating and Participating Agreement dated May 19, 2010 among the Parties (the “GGR Agreement”) and is subject to GGR’s right and option to increase its Participating Interest by 2.5% in the manner provided in the GGR Agreement; (3) the Participating Interest of GGR is subject to GGR's option to increase its Participating Interest by further 2.5% subject to the terms and conditions of the Option Agreement dated May 19, 2010 among GGR, Emmanuelle, IDB-DT (2010) and PBT-CP (the "Option Agreement").

(D)	The following shall occur in the event that GGR is removed from its position as Operator pursuant to Section 4.10 (whether for breach or not):

(1)
in the event that GGR is removed as Operator prior to the later of (a)  March 31, 2011; or (b) the date on which GGR provides to Non-Operators its geological model which shall include GGR's designated well location and target objective for the first Exploration Well (the "GGR Model"); then at the option of two (2) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty one percent (51%), to be exercised by delivery of written notice to GGR from Emanuelle or other representative designated by Non-Operators no later than 10 days following the date of their decision to remove GGR as Operator, GGR's Participating Interest shall be reduced to 1.5% upon GGR being reimbursed by each of the Non-Operators, severally for their proportionate shares, for the aggregate of the following:  (a) U.S.$420,000 (i.e., 70% of the Purchase Price paid to Non-Operators by GGR for its Participating Interest pursuant to the GGR Agreement, plus (b) U.S.$14,000 as reimbursement to GGR of 70% of its share of accrued costs and expenses paid by GGR to Non-Operators pursuant to the GGR Agreement plus (c) GGR shall be reimbursed 70% of its share of costs and expenses paid to the Joint Account less 70% of any operating fees or other amounts paid by Non-Operators to GGR for its services hereunder. If GGR has acquired the Increased Interest under the GGR Agreement prior to such removal, all amounts in clauses (a), (b) and (c) of the preceding sentence shall be increased to reflect the amounts paid by GGR to Non-Operators and to the Joint Account on account of such Increased Interest.  The reimbursement to GGR of the amounts specified in this paragraph shall be made by Emanuelle acting as agent for the Non-Operators upon delivery of the notice of the removal of GGR as Operator, and each Non-Operator shall pay to Emanuelle its proportionate share of such amounts in accordance with each Party’s Participating Interest within 10 days of the decision to effect such removal, and the failure to make such payment by any Non-Operator shall be deemed a Default under this Agreement.

(2)
in the event that GGR is removed as the Operator after March 31, 2011 and after providing the GGR Model but prior to GGR spudding the first Exploration Well, at the option of two (2) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty one percent (51%), to be exercised by delivery of written notice to GGR from Emanuelle or other representative designated by Non-Operators no later than 10 days following the date of their decision to remove GGR as Operator, GGR's Participating Interest shall upon being reimbursed as set out below, be reduced to a 2.5% Participating Interest if the Operating Committee approves GGR's suggested location and target for the first Exploration Well and pursuant to the drilling of said Exploration Well a Commercial Discovery is made, in which event GGR shall retain a 2.5% Participating Interest and the Parties (including GGR as to its reduced Participating Interest) shall in addition assign to GGR an undivided 0.4% overriding royalty interest of Petroleum produced, saved and marketed from the said Exploration Well and burdening the Participating Interests of the Parties in the Exploration Well in proportion to their respective ownership at the time of the commencement of the drilling of the Well, but limited to production of Petroleum from the wellbore of such Exploration Well and not to any production of Petroleum from any other well attributable to ownership of Participating Interests in such Exploration Well in the event of any unitization or pooling of interests that may thereafter occur, all as further detailed in the Overriding Royalty Agreement attached hereto as Exhibit D. In the event of a reduction of GGR’s Participating Interest pursuant to this paragraph, GGR shall be reimbursed by each of the Non-Operators, severally for their proportionate shares, for the aggregate of the following:  (a) U.S.$300,000, i.e., 50% of the Purchase Price paid to them by GGR for its Participating Interest in the License pursuant to the GGR Agreement, plus (b) U.S$10,000 as reimbursement to GGR of 50% of its share of accrued costs and expenses paid by GGR to Non-Operators pursuant to the GGR Agreement, plus (c) GGR shall be reimbursed 50% of its share of costs and expenses paid to the Joint Account less 50% of any operating fees or other amounts paid by Non-Operators to GGR for its services hereunder. If GGR has acquired the Increased Interest under the GGR Agreement prior to such removal, all amounts in clauses (a), (b) and (c) of the preceding sentence shall be increased to reflect the amounts paid by GGR to Non-Operators and to the Joint Account on account of such Increased Interest.  The reimbursement to GGR of the amounts specified in this paragraph shall be made by Emanuelle acting as agent for the Non-Operators upon delivery of the notice of the removal of GGR as Operator, and each Non-Operator shall pay to Emanuelle its proportionate share of such amounts in accordance with each Party’s Participating Interest within 10 days of the decision to effect such removal, and the failure to make such payment by any Non-Operator shall be deemed a Default under this Agreement.

(3)
in the event that GGR is removed as the Operator after March 31, 2011 and after providing the GGR Model and prior to GGR completing the drilling of the first Exploration Well, and either (a) the Operating Committee does not approve GGR's suggested location and target objective for the first Exploration Well or (b) the Operating Committee approves GGR's suggested location and target objective for the first Exploration Well however no Commercial Discovery is made at such location pursuant to the drilling of said Exploration Well, then in either such event at the option of two (2) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty one percent (51%), to be exercised by delivery of written notice to GGR from Emanuelle or other representative designated by Non-Operators no later than 10 days following the date of their decision to remove GGR as Operator, GGR's Participating Interest shall upon being reimbursed as set out below be reduced to 1.5% and GGR shall be reimbursed by each of the Non-Operators, severally for their proportionate shares, for the aggregate of the following (a) U.S.$420,000, i.e., 70% of the Purchase Price paid to them by GGR for its Participating Interest in the License pursuant to the GGR Agreement, plus (b) U.S. $ 14,000    as reimbursement to GGR of 70% of its share of accrued costs and expenses paid by GGR to Non-Operators pursuant to the GGR Agreement,  plus (c)  GGR shall be reimbursed 70% of its share of costs and expenses paid to the Joint Account less 70% of any operating fees or other amounts paid by Non-Operators to GGR for its services hereunder. If GGR has acquired the Increased Interest under the GGR Agreement prior to such removal, all amounts in clauses (a), (b) and (c) of the preceding sentence shall be increased to reflect the amounts paid by GGR to Non-Operators and to the Joint Account on account of such Increased Interest. The reimbursement to GGR of the amounts specified in this paragraph shall be made by Emanuelle acting as agent for the Non-Operators upon delivery of the notice of the removal of GGR as Operator, and each Non-Operator shall pay to Emanuelle its proportionate share of such amounts in accordance with each Party’s Participating Interest within 10 days of the decision to effect such removal, and the failure to make such payment by any Non-Operator shall be deemed a Default under this Agreement. GGR shall not be entitled to receive an overriding royalty interest in the event of removal pursuant to this paragraph.

(4)
in the event that GGR is removed as the Operator after it completes the drilling of the first Exploration Well at the location and target objective suggested by GGR in the GGR Model following which no Commercial Discovery is made in such Well, then at the option of two (2) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty one percent (51%), to be exercised by delivery of written notice to GGR from Emanuelle or other representative designated by Non-Operators no later than 10 days following the date of their decision to remove GGR as Operator, GGR's Participating Interest shall be reduced to 1.50% and GGR shall be reimbursed by the Non-Operators in accordance with subparagraph (3) above.  GGR shall not be entitled to receive an overriding royalty interest in the event of removal pursuant to this paragraph.

(5)
in the event that GGR is removed after it completes the drilling of the first Exploration Well following which a Commercial Discovery is made in such Well at the location suggested by GGR in the GGR Model, at the option of two (2) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty one percent (51%), to be exercised by delivery of written notice to GGR from Emanuelle or other representative designated by Non-Operators no later than 10 days following the date of their decision to remove GGR as Operator, the following shall apply: GGR shall sell its entire Participating Interest to the successor Operator for a price equal to fair market value or if the other Non-Operators together with GGR are selling all or a portion of their interest, then the price shall be equal to GGR’s pro rata share of the price payable by the successor Operator as determined by the Non-Operators.  The successor Operator shall be a bona fide Operator that is approved by the Government and is not related in any way, directly or indirectly, to the other Participating Interest Owners.

(6)
In the event that GGR is removed as Operator under any of the circumstances described in paragraphs (1) – (5) above, and the Non-Operators have not elected to exercise any of their above-mentioned options to require GGR to relinquish portions of its Participating Interest, the Parties agree to transfer a pro-rata proportion of their Participating Interests to the successor Operator, at the price agreed by the Parties.

(E)
If GGR is not removed as Operator prior to the time when the first Exploratory Well is spudded and the Well is drilled at the location and to the target objective suggested by the GGR Model and the Well is not a Commercial Discovery, then at the option of two (2) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty one percent (51%), to be exercised by delivery of written notice to GGR from Emanuelle or other representative designated by Non-Operators no later than 10 days following the date of the plugging and abandoning of the first Exploratory Well, GGR's Participating Interest shall be reduced to 1.5% and GGR shall not be entitled to reimbursement for any portion of the Purchase Price it paid to the Non-Operators for its Participating Interest or any expenses paid in connection therewith or any overriding royalty interest.

(F)
All relinquishments or transfers of Participating Interest that occur pursuant to this Article 3.2 shall be made free and clear of any overriding royalties, liens, or financial encumbrances arising by, through or under GGR or its Affiliates, and GGR covenants and agrees to execute any necessary applications, deeds of transfer, and other instruments required by the Government to effect such transfer.

3.3           Ownership, Obligations and Liabilities

(A)
Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property, and any Petroleum produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

(B)
Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.

(C)
Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement. A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

3.4	Guarantees

In the event that any guarantee required in respect of the Contract ("Guarantee") has been provided or procured by any Party (the "Guarantor Party") prior to the Effective Date, the Guarantor Party shall maintain such guarantee in place after the Effective Date as required by the Government or in accordance with the Contract. The costs of maintaining the Guarantee and providing or procuring new Guarantees shall be for the Joint Account and shall be borne by each of the Parties in proportion to its Participating Interest. In the event that any payment is made pursuant to such guarantee by the Guarantor Party, each Party shall indemnify the Guarantor Party against such payment in proportion to its Participating Interest share.

ARTICLE 4

OPERATOR

4.1	Designation of Operator

GGR is designated as initial Operator and agrees to act as such in accordance with this Agreement.

4.2	Rights and Duties of Operator

(A)
Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations. Operator may employ independent contractors and agents (which independent contractors and agents may include an Affiliate of Operator, a Non-Operator, or an Affiliate of a Non-Operator) in such Joint Operations.

(B)	In the conduct of Joint Operations Operator shall:

(1)	perform Joint Operations in accordance with the provisions of the Contract, Laws / Regulations and this Agreement, and the decisions of the Operating Committee not in conflict with this Agreement;

(2)
conduct all Joint Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3)
exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4)
subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(5)
perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee proposed Work Programs and Budgets and (if required) AFEs, as provided in Article 6;

(6)	acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(7)
upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Joint Operations with the right to observe all Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(8)
maintain the Contract in full force and effect in accordance with such good and prudent petroleum industry practices as are generally followed by the international petroleum industry under similar circumstances. Operator shall pay and discharge all liabilities and expenses incurred in connection with Joint Operations from the Joint Account in a timely manner and keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(9)
pay to the Government from the Joint Account, within the periods and in the manner prescribed by the Contract and Laws / Regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(10)	carry out the obligations of Operator pursuant to the Contract, including preparing and furnishing such reports, records and information as may be required pursuant to the Contract;

(11)
have, in accordance with any decisions of the Operating Committee, the right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations. Operator shall notify the other Parties as soon as possible in advance of such meetings. Operator shall keep Non-Operators promptly informed of all material communications between Operator and the Government.  Subject to the Contract and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information or matters not affecting the Parties;

(12)	in accordance with Article 9.3 and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

(13)
in case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; an incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(14)	establish and implement pursuant to Article 4.12 an HSE plan to govern Joint Operations which is designed to ensure compliance with applicable HSE laws, rules and regulations and this Agreement;

(15)	include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)	establish that such contractors can only enforce their contracts against Operator;

(b)
permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c)	require such contractors to take insurance required by Article 4.7(H).

4.3	Operator Personnel

Operator shall engage or retain only such employees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations. Subject to the Contract and this Agreement, Operator shall determine the number of employees, contractors, consultants and agents, the selection of such persons, their hours of work, and the compensation to be paid to all such persons in connection with Joint Operations.

4.4	Information Supplied by Operator

(A)	Operator shall provide Non-Operators with the following data and reports (to the extent to be charged to the Joint Account) as they are currently produced or compiled from Joint Operations:

(1)	copies of all logs or surveys, including in digitally recorded format if such exists;

(2)	daily drilling reports;

(3)	copies of all Tests and core data and analysis reports;

(4)	final well recap report;

(5)	copies of plugging reports;

(6)	copies of final geological and geophysical maps, seismic sections and shot point location maps;

(7)	engineering studies, development schedules and quarterly progress reports on development projects;

(8)	field and well performance reports, including reservoir studies and reserve estimates;

(9)	as requested by a Non-Operator, (i) copies of all material reports relating to Joint

 Operations or the Contract Area furnished by Operator to the Government; and (ii) other material studies and reports relating to Joint Operations;

(10)	gas balancing reports under agreements provided for in Article 9.3;

(11)
such additional information as a Non-Operator may reasonably request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel. Only Non-Operators who pay such costs will receive such additional information; and

(12)	other reports as directed by the Operating Committee.

(B)
Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 4.4(A)) acquired in the conduct of Joint Operations, which a Non-Operator may reasonably request. Any Non-Operator may make copies of such other data at its sole expense.

4.5	Settlement of Claims and Lawsuits

(A)
Operator shall promptly notify the Parties of any and all material claims or suits that relate in any way to Joint Operations. Subject to approval of the Operating Committee, Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of fifty thousand Dollars ($50,000) exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount. Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

(B)
Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

(C)
Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B), at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6	Limitation on Liability of Operator

(A)
Except as set out in Article 4.6(C), neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incidental to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), strict liability or other legal fault of Operator (or any such Indemnitee).

(B)	Except as set out in Article 4.6(C), the Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incidental to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incidental to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), strict liability or other legal fault of Operator (or any such Indemnitee).

(C)
Notwithstanding Articles 4.6(A) or 4.6(B), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence /Willful Misconduct which as determined through final arbitration or by a court having jurisdiction proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then, in addition to its Participating Interest share Operator shall bear all such damages, losses, costs, expenses and liabilities.

Notwithstanding the foregoing, under no circumstances shall any Indemnitee (except as a Party to the extent of its Participating Interest) bear any Consequential Loss or Environmental Loss.

(D)
Nothing in this Article 4.6 shall be deemed to relieve the Party designated as Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incidental to, or resulting from Joint Operations.

4.7	Insurance Obtained by Operator

(A)	Operator shall procure and maintain for the Joint Account all insurance in the types and amounts required by the Contract or Laws / Regulations or as otherwise agreed by the Operating Committee.

(B)
Operator shall procure and maintain any further insurance, at reasonable rates, as the Operating Committee may from time to time require. In the event that such further insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators in order to allow the Operating Committee to reconsider such further insurance.

(C)
Each Party will be provided the opportunity to underwrite any or all of the insurance to be obtained by Operator under 4.7(B), through such Party's Affiliate insurance company or, if such direct insurance is not so permitted, through reinsurance policies to such Party's Affiliate insurance company; provided that the security and creditworthiness of such insurance arrangements are satisfactory to Operator, and that such arrangements will not result in any part of the premiums for such insurance not being recoverable under the Contract, or being significantly higher than the market rate.

(D)	Subject to the Contract and the Laws / Regulations, any Party may elect not to participate in the insurance to be procured under 4.7(B) provided such Party:

(1)	gives prompt written notice to that effect to Operator;

(2)	does nothing which may interfere with Operator’s negotiations for such insurance for the other Parties;

(3)
obtains insurance prior to or concurrent with the commencement of relevant operations and maintains such insurance (in respect of which a current certificate of adequate coverage, provided at least once a year, shall be sufficient evidence) which fully covers its Participating Interest share of the risks that would be covered by the insurance to be procured under Article 4.7(B), and which the Operating Committee determines to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call (except, in accordance with Article 4.7(F), as regards the costs of the insurance policy in which such Party has elected not to participate) including any cash call with respect to damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement, the Contract and Laws / Regulations. If such Party obtains other insurance, such insurance shall (a) contain a waiver of subrogation in favor of all the other Parties, the Operator and their insurers but only with respect to their interests under this Agreement; (b) provide that thirty (30) days written notice be given to Operator prior to any material change in, or cancellation of, such insurance policy; (c) be primary to, and receive no contribution from, any other insurance maintained by or on behalf of, or benefiting Operator or the other Parties; and (d) contain adequate territorial extensions and coverage in the location of the Joint Operations; and

(4)	is responsible for all deductibles, coinsurance payments, self-insured exposures, uninsured or underinsured exposures relating to its interests under this Agreement.

(E)
The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests. Subject to the preceding sentence, the cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

(F)	Operator shall, with respect to all insurance obtained under this Article 4.7:

(1)
use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contract or Laws / Regulations;

(2)	promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3)
arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only with respect to their interests under this Agreement;

(4)
use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5)	duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(G)	Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

(1)	obtain and maintain any and all insurance in the types and amounts required by the Contract, Laws / Regulations or any decision of the Operating Committee;

(2)	name the Parties as additional insureds on the contractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers; and

(3)	provide Operator with certificates reflecting such insurance prior to the commencement of their services.

4.8	Commingling of Funds

Operator may not commingle with Operator’s own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement. However, Operator reserves the right to make future proposals to the Operating Committee with respect to the commingling of funds to achieve financial efficiency. Interest earned shall be allocated among the Parties on an equitable basis taking into account the date of the funding by each Party and its share of the Joint Account monies. Operator shall apply such earned interest to the next succeeding cash call or, if directed by the Operating Committee, pay it to the Parties.

4.9	Resignation of Operator

Subject to Article 4.11, prior to engaging a rig, Operator may resign as Operator at any time by so notifying the other Parties at least ninety (90) Days prior to the effective date of such resignation. After the engaging of a rig Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10	Removal of Operator

(A)	Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)	Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

(2)	an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(3)	a receiver is appointed for a substantial part of Operator’s assets; or

(4)	Operator dissolves, liquidates, is wound up, or otherwise terminates its existence.

(B)
Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days after receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of two (2) or more Parties (not being Affiliates of Operator) representing Participating Interests of more than fifty one percent (51%) of the total of such Non-Operator Parties' Participating Interests, provided that at least two of the Parties are not Affiliates of each other.

(C)
If Operator together with any Affiliates of Operator is or becomes the holder of a Participating Interest of less than five percent (5%), then Operator shall be required to promptly notify the other Parties.  The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

(D)
If there is a direct or indirect change in Control of Operator (other than a transfer of Control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties.  The Operating Committee shall vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

(E)	Subject to Article 4.11, Operator may be removed at any time without cause by the affirmative vote of two (2) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty one percent (51%), provided that at least two of the Parties are not Affiliates of each other.

4.11	Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A)	The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9. No Party may be appointed successor Operator against its will.

(B)
If Operator is removed, other than in the case of Article 4.10(C) or Article 4.10(D), neither Operator nor any Affiliate of Operator shall have the right to vote for itself on the appointment of a successor Operator, nor to be considered as a candidate for the successor Operator.

(C)	The resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B).

(D)
The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Petroleum, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(E)	The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

(F)
Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

4.12	Health, Safety and Environment (“HSE”)

(A)
With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Operator shall in the conduct of Joint Operations:

(1)	establish and implement an HSE plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

(2)	design and operate Joint Property consistent with the HSE plan; and

(3)	conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B)	The Operating Committee shall from time to time review details of Operator’s HSE plan and Operator’s implementation thereof.

(C)	In the conduct of Joint Operations, Operator shall establish an audit program whereby independent auditors periodically review and verify the effectiveness of the HSE plan.

(D)	Operator shall require its contractors, consultants and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the requirements of this Article 4.12.

(E)
Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the following:

(1)	possession, use, distribution or sale of firearms, explosives, or other weapons without the prior written approval of senior management of Operator;

(2)	possession, use, distribution or sale of alcoholic beverages without the prior written approval of senior management of Operator; and

(3)	possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

ARTICLE 5

OPERATING COMMITTEE

5.1	Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

5.2	Powers and Duties of Operating Committee

The Operating Committee shall have the power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3	Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4	Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each subcommittee.

5.5	Notice of Meeting

(A)	Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

(B)
Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

(C)	The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6	Contents of Meeting Notice

(A)	Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

(1)	the date, time and location of the meeting;

(2)	an agenda of the matters and proposals to be considered and/or voted upon; and

(3)	copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B)	A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)	On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7	Location of Meetings

All meetings of the Operating Committee shall be held in Operator’s offices in Israel, or elsewhere as the Operating Committee may unanimously decide.

5.8	Operator’s Duties for Meetings

(A)	With respect to meetings of the Operating Committee and any subcommittee, Operator’s duties shall include:

(1)	timely preparation and distribution of the agenda;

(2)	organization and conduct of the meeting; and

(3)	preparation of a written record or minutes of each meeting.

(B)	The Operating Committee shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9	Voting Procedure

Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of two (2) or more Parties then having collectively at least fifty-one percent (51%) of the Participating Interests, provided that at least two of the Parties are not Affiliates of each other, and provided that the affirmative vote shall include the affirmative vote of Emanuelle, Emanuelle Partnership, ILDC, IDB and MODIIN (as long as each of Emanuelle, Emanuelle Partnership, ILDC, IDB and MODIIN, in respect of each one of them, and their respective Affiliates holds at least 50% of its original Participating Interests).

5.10	Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee. Any Party abstaining from voting or failing to cast its vote on any proposal within the prescribed time limit shall be deemed to have voted against such proposal.

5.11	Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice to the secretary of its objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12	Voting by Notice

(A)
In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Operator considers such operational matter to require urgent determination. Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(1)
twenty-four (24) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area and such other operational matters reasonably considered by Operator to require by their nature urgent determination (such operations and matters being referred to as “Urgent Operational Matters”); and

(2)	fifteen (15) Days in the case of all other proposals.

(B)
Except in the case of Article 5.12(A)(1), any Party may, by notice delivered to all Parties within two (2) Days after receipt of Operator’s notice, request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)	Except as provided in Article 10, any Party failing to communicate its vote in a timely manner or abstaining from voting shall be deemed to have voted against such proposal.

(D)	If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the results of the vote.

5.13	Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 5 shall be conclusive and binding on all the Parties, except in the following cases.

(A)
If pursuant to this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favor of such proposal shall have the right for the appropriate period specified below to propose, in accordance with Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(1)
For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator’s notice given to the Parties pursuant to Article 5.13(D), as applicable.

(2)
For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(3)	For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(B)
If the Consenting Parties to an Exclusive Operation under Article 5.13(A) or Article 5.13(B) concur, then the Operating Committee may, at any time, pursuant to this Article 5, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(C)
Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging of a well has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued if:

(1)	an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

(2)
other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and the Operating Committee, within the period required under Article 5.12(A)(1) after receipt of Operator’s notice, approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 7 an Exclusive Operation to continue such operation.

ARTICLE 6

WORK PROGRAMS AND BUDGETS

6.1	Exploration and Appraisal

(A)
Within sixty (60) Days after the Effective Date and thereafter on or before1st Day of October of each Calendar Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year. Within thirty (30) Days after such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(B)
If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal. If the Operating Committee determines that the Discovery merits appraisal, Operator within thirty (30) Days shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery. Within fifteen (15) Days after such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contract to secure approval of the appraisal Work Program and Budget by the Government. In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)
The Work Program and Budget agreed pursuant to this Article shall include at least that part of the Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of the Contract. If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9) shall be deemed adopted as part of the annual Work Program and Budget. If competing proposals receive equal votes, then Operator shall choose between those competing proposals. Any portion of a Work Program and Budget adopted pursuant to this Article 6.1(D) instead of Article 5.9 shall contain only such operations for the Joint Account as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Calendar Year.

(D)
Any approved Work Program and Budget may be revised by the Operating Committee from time to time. To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended accordingly. Operator shall prepare and submit a corresponding Work Program and Budget amendment to the Government if required by the Contract.

(E)	Subject to Article 6.8, approval of any such Work Program and Budget which includes:

(1)
an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening, Sidetracking, as applicable, and Testing and Completing an Exploration Well

(2)
an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening, Sidetracking, as applicable, and Testing and Completing an Appraisal Well.

(F)
Any Party desiring to propose an alternative to the Operator’s recommendation pursuant to Article 6.1(E) must do so within the time period provided in Article 5.12(A)(1) by notifying all other Parties. Any such proposal shall include an AFE for such costs.

6.2	Development

(A)
If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget (or a multi-year Work Program and Budget pursuant to Article 6.5) and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(1)	details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(2)	an estimated date for the commencement of production;

(3)	a delineation of the proposed Exploitation Area; and

(4)	any other information requested by the Operating Committee.

(B)
After receipt of the Development Plan and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development of a

 Discovery, as submitted by Operator. If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the Government. In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)
If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before the 1st Day of October of each Calendar Year submit a Work Program and Budget for the Exploitation Area, for the following Calendar Year. Subject to Article 6.5, within thirty (30) Days after such submission, the Operating Committee shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3	Production

On or before the 1st Day of October of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year. Within thirty (30) Days after such delivery, the Operating Committee shall agree upon a production Work Program and Budget, failing which the provisions of Article 6.1(C) shall be applied mutatis mutandis.

6.4	Itemization of Expenditures

(A)
During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(B)
Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(1)	identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)	include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3)	comply with the requirements of the Contract ;

(4)           contain an estimate of funds to be expended by Calendar Quarter; and

(5)	during the Exploration Period, provide a forecast of annual expenditures and activities through the end of the Exploration Period.

(C)
The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5	Multi-Year Work Program and Budget

Any work that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget. Upon approval by the Operating Committee, such multi-year Work

Program and Budget shall, subject only to revisions approved by the Operating Committee thereafter: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each annual Work Program and Budget. If the Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, according to the terms of the Contract.

6.6	Contract Awards

Operator shall award each contract for Joint Operations in accordance with the following procedures (the amounts stated are in Dollars):

	Procedure A	Procedure B
Exploration and Appraisal Operations	0 to 250,000	>250,000
Development Operations	0 to 500,000	>500,000
Production Operations	0 to 250,000	>250,000

Procedure A
(A)
Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator, Operator shall obtain the approval of the Operating Committee.

Procedure B

(C)	Operator shall:

(1)	provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)	add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

(3)	prepare and dispatch the tender documents to the entities on the list as aforesaid and to Non-Operators;

(4)	after the expiration of the period allowed for tendering, consider and analyze the details of all bids received;

(5)
prepare and circulate to the Parties a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons therefor, and the technical, commercial and contractual terms to be agreed upon;

(6)	obtain the approval of the Operating Committee to the recommended bid; and

(7)	upon the request of a Party, provide such Party with a copy of the final version of the contract.

6.7	Authorization for Expenditure (“AFE”) Procedure

(A)	Prior to incurring any commitment or expenditure for activities for the Joint Account, which is estimated to be:

(1)	in excess of one hundred thousand Dollars ($100,000) in an exploration or appraisal Work Program and Budget;

(2)	in excess of two hundred thousand Dollars ($200,000) in a development Work Program and Budget; and

(3)	in excess of one hundred thousand Dollars ($100,000) in a production Work Program and Budget,

Operator shall send to each Non-Operator an AFE as described in Article 6.7(C). Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to routine operating costs and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

(B)
Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 6.7(A), Operator shall obtain the approval of the Operating Committee.  If the Operating Committee approves an AFE for the operation within the applicable time period under Article 5.12(A), Operator shall be authorized to conduct the operation under the terms of this Agreement.  If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected.  Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Article 7, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Article 7.  When an operation is rejected under this Article 6.7(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

(C)	Each AFE proposed by Operator shall:

(1)	identify the operation by specific reference to the applicable line items in the Work Program and Budget;

(2)	describe the work in detail;

(3)	contain Operator’s best estimate of the total funds required to carry out such work;

(4)	outline the proposed work schedule;

(5)	provide a timetable of expenditures, if known; and

(6)	be accompanied by such other supporting information as is necessary for an informed decision.

6.8           Overexpenditures of Work Programs and Budgets

(A)
For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

(B)	At such time as Operator reasonably anticipates the limits of Article 6.8(A) will be exceeded,

 Operator shall furnish to the Operating Committee a supplemental AFE for the estimated expenditures for the Operating Committee’s approval, and Operator shall provide reasonable details of such overexpenditures. The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget. Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

(D)	The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures for Urgent Operational Matters and for matters contemplated in Article 4.2(B)(13).

ARTICLE 7

OPERATIONS BY LESS THAN ALL PARTIES

7.1	Limitation on Applicability

(A)
No operations may be conducted in furtherance of the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7. No Exclusive Operation shall be conducted (other than the tie-in of Exclusive Operation facilities with existing production facilities pursuant to Article 7.10) which conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation.

(B)
Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations under Article 5, and may not be proposed or conducted as Exclusive Operations under this Article 7. Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations, no Exclusive Operations may be proposed or conducted until the Minimum Work Obligations are fulfilled.

(C)
No Party may propose or conduct an Exclusive Operation under this Article 7 unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to Article 10.

(D)	The following operations may be proposed and conducted as Exclusive Operations, subject to the terms of this Article 7:

(1)	drilling and/or Testing of Exploration Wells and Appraisal Wells;

(2)	Completion of Exploration Wells and Appraisal Wells not then Completed as productive of Petroleum;

(3)	Deepening, Sidetracking, Plugging Back and/or Recompletion of Exploration Wells and Appraisal Wells;

(4)	development of a Commercial Discovery;

(5)	acquisition of G & G Data;

(6)	any operations specifically authorized to be undertaken as an Exclusive Operation under Article 10;

No other type of operation may be proposed or conducted as an Exclusive Operation.

7.2	Procedure to Propose Exclusive Operations

(A)	Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C). Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, the location, the objectives, and estimated cost of such operation.

(B)	Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)
For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)
For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation.

(3)
For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(C)	Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D)
If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(E)	If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(1)
Immediately after the expiration of the applicable notice period set out in Article 7.2(B), Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

(2)	Concurrently, Operator shall request the Consenting Parties to specify the Participating Interest each Consenting Party is willing to bear in the Exclusive Operation.

(3)
Within twenty-four (24) hours after receipt of such notice (except for proposals under Article 7.2(B)(2) which shall be within thirty (30) Days), each Consenting Party shall respond to Operator stating that it is willing to bear a Participating Interest in such Exclusive Operation equal to:

(a)	only its Participating Interest as stated in Article 3.2(A);

(b)
a fraction, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A); or

(c)	the Participating Interest as contemplated by Article 7.2(E)(3)(b) plus all or any part of the difference between one hundred percent (100%) and the total of the Participating Interests subscribed by the other Consenting Parties. Any portion of such difference claimed by more than one Party shall be distributed to each claimant on a pro-rata basis.

(4)
Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Participating Interest set out in Article 7.2(E)(3)(b) as to the Exclusive Operation.

(5)
If, within the response period set out above, the Consenting Parties subscribe less than one hundred percent (100%) of the Participating Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty-four (24) hours of the expiry of the response period set out in Article 7.2(E)(3), the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Participating Interest.

(6)
If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator shall promptly notify the Consenting Parties of their Participating Interests in the Exclusive Operation.

(7)
As soon as any Exclusive Operation is fully subscribed pursuant to Article 7.2(E)(6), Operator, subject to Article 7.12(F), shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence in accordance with this Agreement.

(8)
If such Exclusive Operation has not been commenced within one hundred and eighty (180) Days (excluding any extension specifically agreed by all Parties or allowed by the Force Majeure provisions of Article 16) after the date of the notice given by Operator under Article 7.2(E)(6), the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3	Responsibility for Exclusive Operations

(A)
The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incidental to such Exclusive Operation (including Consequential Loss and Environmental Loss) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B)
Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incidental to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4	Consequences of Exclusive Operations

(A)
With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(C) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than data obtained in an Exclusive Operation for the purpose of acquiring G & G Data. If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.2(A) of the cost incurred in obtaining such G & G Data.

(B)
Subject to Article 7.4(C) and Articles 7.6(E) and 7.8, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1)
all of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(2)	all of each such Non-Consenting Party’s right pursuant to the Contract to take and dispose of Petroleum produced and saved:

(a)	from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted; and

(b)	from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(C)	A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

(1)
If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal Work Program. For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such appraisal Work Program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such appraisal Work Program. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal Work Program, and to pay such amounts as set out in Articles 7.5(A) and 7.5(B).

(2)
If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract. For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

(3)
If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation. For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

(D)
If a Non-Consenting Party does not properly and in a timely manner exercise its option under Article 7.4(C), including paying all amounts due in accordance with Articles 7.5(A) and 7.5(B), such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(C) and the right to participate in the proposed Work Program, unless such Work Program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4(C)).

(E)
A Non-Consenting Party exercising its option under Article 7.4(C) shall notify the other Parties that it agrees to bear its share of the liability and expense of such further operation and to reimburse the amounts set out in Articles 7.5(A) and 7.5(B) that such Non-Consenting Party had not previously paid. Such Non-Consenting Party shall in no way be deemed to be entitled to any amounts paid pursuant to Articles 7.5(A) and 7.5(B) incidental to such Exclusive Operations. The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A). The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the excess Participating Interest that each received under Article 7.2(E). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 5.

(F)
If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, Operator shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery. Following such meeting such Operator for such development shall apply for an Exploitation Area (if applicable in the Contract). Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(C)), each Non-Consenting Party to such Development Plan shall:

(1)	if the Contract so allows, elect not to apply for an Exploitation Area covering such development and forfeit all interest in such Exploitation Area, or

(2)	if the Contract does not so allow, be deemed to have:

(a)	elected not to apply for an Exploitation Area covering such development;

(b)	forfeited all economic interest in such Exploitation Area; and

(c)	assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

7.5	Premium to Participate in Exclusive Operations

 (A)           Each such Non-Consenting Party shall within thirty (30) Days of the exercise of its option under Article 7.4(C), pay in immediately available funds to the Consenting Parties (in proportion to their respective Participating Interest in the Exclusive Operations in which such Non-Consenting Party is reinstating its rights) a lump sum amount payable in the currency designated by such Consenting Parties.  Such lump sum amount shall be equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as the case may be) in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B) and that were not previously paid by such Non-Consenting Party.

(B)
In addition to the payment required under Article 7.5(A), immediately following the exercise of its option under Article 7.4(C) each such Non-Consenting Party shall be liable to reimburse the Consenting Parties who took the risk of such Exclusive Operations (in proportion to their respective Participating Interests) an amount equal to the total of:

(1)
five hundred percent (500%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2)
twelve hundred percent (1200%) of the Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(3)
eight hundred percent (800%) of the Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

(C)
Each such Non-Consenting Party who is liable for the amounts set out in Article 7.5(B) shall within thirty (30) Days of the exercise of its option under Article 7.4(C), pay in immediately available funds the full amount due from it under Article 7.5(B) to such Consenting Parties, in the currency designated by such Consenting Parties

7.6	Order of Preference of Operations

(A)
Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver such Party’s alternative proposal to all Parties entitled to participate in the proposed operation. Such alternative proposal shall contain the information required under Article 7.2(A).

(B)
Each Party receiving such proposals shall elect by delivery of notice to Operator and to the proposing Parties within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals. Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposals.

(C)
The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters).

(D)
Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

(E)
Notwithstanding the provisions of Article 7.4(B), if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Article 7.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled.  Each such Non-Consenting Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate for its Participating Interest share in the initial proposed Completion of such well.  Each such Non-Consenting Party may exercise such option by notifying Operator that it wishes to participate in such Completion and by paying its Participating Interest share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed.  All liabilities and expenses for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties.  If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4(B) shall continue to apply to such Non-Consenting Party’s interest.

7.7	Stand-By Costs

(A)
When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted and shall be paid to the Operator by such Parties in advance

(B)
If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B)(1) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.8	Special Considerations Regarding Deepening and Sidetracking

(A)	An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-Consenting Parties in accordance with this Article 7.8 the opportunity to participate in such operation.

(B)
In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2. If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not owe amounts pursuant to Article 7.5(B), and such Non-Consenting Party’s payment pursuant to Article 7.5(A) shall be such Non-Consenting Party’s Participating Interest share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Consenting Parties prior to the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

7.9	Use of Property

(A)
The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged. On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

7.10	Deferred Production During Tie-In of Exclusive Operation Facilities

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Petroleum from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such deferral of production in the following manner. Operator shall determine the amount by which each Day’s production during the tie-in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing production facilities of such operation. The so-determined amount of deferred production shall be recovered by all Parties who experienced such deferral in proportion to their respective Participating Interest. Upon completion of the tie-in, such deferred production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation, prior to the Consenting Parties being entitled to receive any such production.

7.11	Conduct of Exclusive Operations

(A)
Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

(B)
The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C)
Operator if it is conducting an Exclusive Operation or if Operator otherwise agrees, shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

(D)
Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E)
Should the submission of a Development Plan be approved in accordance with Article 6.2, or should any Party propose (but not yet have the right to commence) a development in accordance with this Article 7 where neither the Development Plan nor the development proposal call for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Article 7.5. If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Party’s Entitlement from such Appraisal Well until the value received in sales to purchasers in arm-length transactions equals one hundred percent (100%) of such Non-Consenting Party’s Participating Interest shares of all liabilities and expenses that were incurred in any Exclusive Operations relating to the Appraisal Well. Following the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved pursuant to Article 5.9, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery. If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F)
If Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then Operator may resign, but in any event shall resign on the unanimous request of the Consenting Parties, as Operator for the Exploitation Area for such Discovery, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only by an affirmative vote of one (1) or more Consenting Parties representing in aggregate at least sixty percent (60%) of the total Consenting Parties' Participating Interests. Any such resignation of Operator and appointment of a Consenting Party to serve as Operator for such Exclusive Operation shall be subject to the Parties having first obtained any necessary Government approvals.

ARTICLE 8

DEFAULT

8.1	Default and Notice

(A)           Any Party that fails to:

(1)	pay when due its share of Joint Account expenses (including cash advances and interest); or

(2)	obtain and maintain any Security required of such Party under the Contract or this Agreement;

shall be in default under this Agreement (a “Defaulting Party”). Operator, or any non-defaulting Party in case Operator is the Defaulting Party, shall promptly give notice of such default (the “Default Notice”) to the Defaulting Party and each of the non-defaulting Parties.

(B)
For the purposes of this Article 8, “Default Period” means the period beginning five (5) Business Days from the date that the Default Notice is issued in accordance with this Article 8.1 and ending when all the Defaulting Party’s defaults pursuant to this Article 8.1 have been remedied in full.

8.2	Operating Committee Meetings and Data

(A)	Notwithstanding any other provision of this Agreement, the Defaulting Party shall have no right, during the Default Period, to:

(1)	call or attend Operating Committee or subcommittee meetings;

(2)	vote on any matter coming before the Operating Committee or any subcommittee;

(3)	access any data or information relating to any operations under this Agreement;

(4)	consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades.

(5)	Transfer (as defined in Article 12.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 8;

(6)	consent to or reject any Transfer (as defined in Article 12.1) or otherwise exercise any other rights in respect of Transfers under this Article 8 or under Article 12;

(7)	receive its Entitlement in accordance with Article 8.4;

(8)	withdraw from this Agreement under Article 13; or

(9)	take assignment of any portion of another Party’s Participating Interest in the event such other Party is either in default or withdrawing from this Agreement and the Contract.

(B)           Notwithstanding any other provisions in this Agreement, during the Default Period:

(1)
unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party’s Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

(2)	any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

(3)
the Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

(4)	the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

8.3	Allocation of Defaulted Accounts

(A)
The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of: (i) the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default; and (ii) if the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non-defaulting Parties, other than the Operator, shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security. Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties, other than the Operator, in proportion to the ratio that each non-defaulting Party's Participating Interest bears to the Participating Interests of all non-defaulting Parties. For the purposes of this Article 8:

“Amount in Default” means the Defaulting Party’s share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement (but excluding any interest owed on such amount); and

“Total Amount in Default” means the following amounts: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining any Security incurred by the non-defaulting Parties or the funds paid by such Parties in order to allow Operator to obtain or maintain Security, in accordance with Article 8.3(A)(ii); plus (iii) any interest at the Agreed Interest Rate accrued on the amount under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

(B)
If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party by facsimile or telephone and by email, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3(A). Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3(A)(i) before the Default Period commences and its obligations under Article 8.3(A)(ii) within ten (10) Days following the Default Notice. If any non-defaulting Party fails to satisfy such obligations in a timely manner, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8. The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 8.

(C)
If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(C), except to the extent Operator would be liable under Article 4.6.

8.4	Remedies

(A)
During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable, until all such Total Amount in Default is recovered and such Reserve Fund is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)
If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)
The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s Participating Interest share of: (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated; (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party that was previously the Defaulting Party.

(D)
If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, a majority  in interest of the non-defaulting Parties (after excluding Affiliates of the Defaulting Party) shall have the option, exercisable at anytime thereafter during the Default Period, to require that the Defaulting Party completely withdraw from this Agreement and the Contract.  Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party. If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties. Notwithstanding the terms of Article 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D) shall be in proportion to the Participating Interests of the non-defaulting Parties.

(E)
For purposes of Articles 8.4(D), the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interests. In the event all Government approvals are not obtained in a timely manner, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it. Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(F)
The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(G)	The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5	Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender, expiry or termination of the Contract, abandonment of Joint Operations and termination of this Agreement.

8.6	No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

8.7           Pre-Agreement Joint Expenditures

It is recognized that various of the Parties have incurred expenditures for the joint benefit prior to the execution of this Agreement.  Such pre-Agreement expenditures are itemized on Exhibit C attached hereto.  Operator shall invoice the Parties for their proportionate shares of such expenditures as provided in the Accounting Procedure and shall reimburse the Parties for the expenditures listed on Exhibit C upon receipt of funds therefor from the Parties.  Any past due amounts (other than amounts being contested in good faith) shall accrue interest at the rate of fifteen percent (15%) per annum from the due date until paid.  Failure by a Party to pay its share of any such invoices shall render such Party a Defaulting Party for purposes of this Agreement.

ARTICLE 9

DISPOSITION OF PRODUCTION

9.1	Right and Obligation to Take in Kind

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2	Disposition of Crude Oil

The Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and endeavor to conclude the terms of a lifting agreement to cover the off take of Crude Oil produced under the Contract based on the AIPN Model Form Lifting Procedure containing all such terms as may be negotiated and agreed by the parties, consistent with the Development Plan and/or extended well test production rights.

9.3	Disposition of Natural Gas

The Parties recognize that if Natural Gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the Natural Gas, which are consistent with the Development Plan and subject to the terms of the Contract.

ARTICLE 10

ABANDONMENT

10.1	Abandonment of Wells Drilled as Joint Operations

(A)
A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee, unless otherwise required in accordance with applicable Laws/Regulations.

(B)
Should any Party fail to reply within the period prescribed in Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(C)
If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to Laws / Regulations, any Party voting against such decision may propose (within the time periods allowed by Article 5.13(A)) to conduct an alternate Exclusive Operation in the wellbore. If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under

 Article 7.2, such well shall be plugged and abandoned.

(D)
Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with the Laws / Regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well

10.2	Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article 10).

10.3	Abandonment Security

If under the Contract or Laws / Regulations, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then during preparation of a Development Plan, the Parties shall negotiate a security agreement, which shall be completed and executed by all Parties participating in such Development Plan prior to application for an Exploitation Area. The security agreement shall incorporate the following principles:

(A)
a Security shall be provided by each such Party for each Calendar Year commencing with the Calendar Year in which the Discounted Net Value equals or is less than three hundred percent (300%) of the Discounted Net Cost; and

(B)
the amount of the Security required to be provided by each such Party in any Calendar Year (including any security previously provided which will still be current throughout such Calendar Year) shall be equal to the amount by which three hundred percent (300%) of the Discounted Net Cost exceeds the Discounted Net Value, up to a maximum of two hundred percent (200%) of the Discounted Net Cost.

“Discounted Net Cost” means that portion of each Party’s anticipated before tax cost of ceasing operations in accordance with the Laws / Regulations which remains after deduction of salvage value. Such portion should be calculated at the anticipated time of ceasing operations and discounted at the Discount Rate to December 31 of the Calendar Year in question.

“Discounted Net Value” means the value of each Party’s estimated Entitlement which remains after payment of estimated liabilities and expenses required to win, save and transport such production to the delivery point and after deduction of estimated applicable taxes, royalties, imposts and levies on such production. Such Entitlement shall be calculated using estimated market prices and including taxes on income, discounted at the Discount Rate to December 31 of the Calendar Year in question. No account shall be taken of tax allowances expected to be available in respect of the costs of ceasing operations.

“Discount Rate” means a rate equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for Dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal and applicable to the date falling thirty (30) Business Days prior to the start of a Calendar Year.

ARTICLE 11

SURRENDER, EXTENSIONS AND RENEWALS

11.1	Surrender

(A)
If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operating Committee shall determine pursuant to Article 5 the size and shape of the surrendered area, consistent with the requirements of the Contract.  If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted. If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted. In the event of a tie, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Petroleum are subsequently discovered under the surrendered area.

(B)	A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2	Extension of the Term

(A)
A proposal by any Party to enter into or extend the term of any Exploration Period or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee pursuant to Article 5.

(B)
Any Party shall have the right to enter into or extend the term of any Exploration Period or Exploitation Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee. If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

ARTICLE 12

TRANSFER OF INTEREST OR RIGHTS

12.1	Obligations

(A)
Subject to the requirements of the Contract, any Transfer (except Transfers pursuant to Article 7, Article 8 or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2. Notwithstanding Article 12.2, in the event of a Transfer of all of GGR’s Participating Interest to an Affiliate, GGR shall be deemed to have resigned as Operator for purposes of Article 4.10.  Any Transfer of GGR's Participating Interest to an Affiliate and/or any other assignee or transferee shall, without derogating from any other provision of the Agreement, be subject to an undertaking of such transferee and/or assignee to be bound by the terms and conditions of Article 3.2(D) as if it were GGR.  Should a Transfer subject to this Article occur without satisfaction by the Transferor of the requirements hereof, then each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled. Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party's obligations under this Article.

(B)	For purposes of this Agreement:

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party's Participating Interest represents more than fifty percent (50%) of the aggregate market value of the assets of such Party and its Affiliates that are subject to the change in Control. For the purposes of this definition, market value shall be determined based upon the amount in cash a willing buyer would pay a willing seller in an arm's length transaction.

 “Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance. “Encumber” and other derivatives shall be construed accordingly.

“Transfer” means any sale, assignment, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party.

12.2.	Transfer

(A)
Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than five percent (5%) or any interest other than a Participating Interest in the Contract and this Agreement.

(B)
Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest. In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed in accordance with Article 4.11. If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate's performance of its obligations.

(C)
Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of the Contract or this Agreement prior to such Transfer. Such obligations shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer and costs of plugging and abandoning wells or portions of wells and decommissioning facilities in which the transferring Party participated (or with respect to which it was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

(D)
A transferee shall have no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2(E)) by separate instrument signed by all Parties) unless and until:

(1)
it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the Transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any Security required by the Government or the Contract on or before the applicable deadlines; and

(2)
except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer (except for a Transfer by GGR to Adira as stipulated in Article 12.1(A), with respect of which such consent is hereby given by the Parties), which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under the Contract and this Agreement. Any Party which shall not object in writing within twenty-one (21) Days of receipt of notice from the transferring Party as to the identity of the transferee and details of its financial capability shall be deemed to consent to the Transfer.

No consent shall be required under this Article 12.2(D)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

(E)
Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a “Lien Holder”) for the purpose of security relating to finance, provided that:

(1)	such Party shall remain liable for all obligations relating to such interest;

(2)	the Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;

(3)	such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

12.3	Change in Control

(A)
A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the Contract on or before the applicable deadlines.

(B)
A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the Contract and this Agreement. Should the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under the Contract and this Agreement during the then-current Exploration or Exploitation Period or phase of the Contract.

ARTICLE 13

WITHDRAWAL FROM AGREEMENT

13.1	Right of Withdrawal

(A)
Subject to the provisions of this Article 13 and the Contract, any Party not in default may at its option withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7..

(B)
The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2           Partial or Complete Withdrawal

(A)
Within thirty (30) Days after receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

(B)
Any Party withdrawing under Article 11.2 or under this Article 13 shall at its option: (1) withdraw from the entirety of the Contract Area, or (2) withdraw only from all exploration activities under the Contract, but not from any Exploitation Area, Commercial Discovery, or Discovery (whether appraised or not) made prior to such withdrawal, provided that a Party may not withdraw only from all exploration activities if any further exploration activities are required to secure the Parties' rights to any Exploration Area, Commercial Discovery or Discovery (whether appraised or not). Such withdrawing Party shall retain its rights in Joint Property, but only insofar as they relate to any such Exploitation Area, Commercial Discovery or Discovery, and shall abandon all other rights in Joint Property.

13.3	Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4	Obligations and Liabilities of a Withdrawing Party

(A)	A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1)
costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.5) or AFE prior to such Party’s notification of withdrawal, regardless of when they are incurred;

(2)
any Minimum Work Obligations for the current period or phase of the Contract,  and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to withdraw in a timely manner under Article 13.4(B);

(3)	expenditures described in Articles 4.2(B)(13) and 13.5 related to an emergency occurring prior to the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

(4)
all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(5)	in the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4(A)(1)) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract.  Any mortgages, liens, pledges, charges or other encumbrances which were placed on the withdrawing Party’s Participating Interest prior to such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal. A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

(B)
Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or Article 13.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Exploitation Period or any phase of the Contract or voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote pursuant to Article 11.2.

13.5	Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs on or prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such matter, regardless of when they are incurred.

13.6	Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7	Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party. If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8	Security

A Party withdrawing from this Agreement and the Contract pursuant to this Article 13 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable in accordance with Article 13.4, but which become due after its withdrawal, including Security to cover the costs of an abandonment, if applicable. Failure to provide such Security shall constitute a default under this Agreement pursuant to Article 8.1(A)(2).

13.9	Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of Laws / Regulations and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all in accordance with Article 2.

ARTICLE 14

RELATIONSHIP OF PARTIES AND TAX

14.1	Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2	Tax

(A) Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

(B)
Joint Levy: If interpretation or enforcement of the Contract by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax, is owed by one Party individually.

ARTICLE 15

VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

15.1	Venture Information

(A)
Except as otherwise provided in this Article 15 or in Articles 4.4 and 8.4(A), each Party will be entitled to receive all Venture Information related to operations in which such Party is a participant. “Venture Information” means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise in accordance with this Agreement and the Contract.  Each Party shall have the right to use all Venture Information it receives, subject to any applicable patents and any limitations set forth in this Agreement and the Contract.  For purposes of this Article 15, such right to use shall include the rights to copy, prepare derivative works, and (subject to Article 15.2) disclose any such Venture Information.

(B)
Each Party may, subject to any applicable restrictions and limitations set forth in the Contract,  extend the right to use Venture Information to each of its Affiliates which are obligated to terms not less restrictive that this Article 15.

(C)
The acquisition or development of Venture Information under terms other than as specified in this Article 15 shall require the approval of the Operating Committee. The request for approval submitted by a Party shall be accompanied by a description of, and summary of the use and disclosure restrictions which would be applicable to, the Venture Information, and any such Party will be obligated to use all reasonable efforts to arrange for rights to use which are not less restrictive than specified in this Article 15.

(D)
All Venture Information received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind. Any use of such Venture Information by a Party shall be at such Party’s sole risk.

15.2	Confidentiality

(A)
Subject to the provisions of the Contract and this Article 15, the Parties agree that all information (including Venture Information) in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract and for a period of three (3) years thereafter to any person or entity not a Party to this Agreement, except:

(1)	to an Affiliate pursuant to Article 15.1(B);

(2)	to a governmental agency or other entity when required by the Contract ;

(3)
to the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)	to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(5)	to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(6)
to a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

(7)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8)
to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 19.3;

(9)
to its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(10)	any information which, through no fault of a Party, becomes a part of the public domain.

(B)
Disclosure as pursuant to Articles 15.2(A)(5), (6), and (7) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential subject to the courts and laws having jurisdiction over such recipient party for at least five (5) years and to use the information for the sole purpose described in Articles 15.2(A)(5), (6), and (7), whichever is applicable, with respect to the disclosing Party.

15.3	Intellectual Property

(A)
Subject to Articles 15.3(C) and 15.5 and unless provided otherwise in the Contract, all intellectual property rights in the Venture Information shall be Joint Property. Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party. Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the costs thereof shall be for the Joint Account. Upon unanimous consent of the Operating Committee as to ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

(B)
Nothing in this Agreement shall be deemed to require a Party to (i) divulge proprietary technology to any of the other Parties; or (ii) grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

(C)
If a Party or an Affiliate of a Party has proprietary technology applicable to activities carried out under this Agreement which the Party or its Affiliate desires to make available on terms and conditions other than as specified in Article 15.3(A), the Party or Affiliate may, with the prior approval of the Operating Committee, make the proprietary technology available on terms to be agreed. If the proprietary technology is so made available, then any inventions, discoveries, or improvements which relate to such proprietary technology and which result from Joint Account expenditures shall belong to such Party or Affiliate. In such case, each other Party shall have a perpetual, royalty-free, irrevocable license to practice such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

(D)
Subject to Article 4.6(B), all costs and expenses of defending, settling or otherwise handling any claim which is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

15.4	Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any Disputes in relation thereto shall be resolved in accordance with Article 18.2.

15.5	Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16

FORCE MAJEURE

16.1	Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

16.2	Definition of Force Majeure

For the purposes of this Agreement, “Force Majeure” means any cause beyond the reasonable control of a Party, and which such Party by the exercise of all reasonable endeavors is unable to prevent, avoid or remove whether similar to the causes specified herein or not, including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) Acts of God, strikes, lockouts, acts of the public enemy, Laws / Regulations, wars or warlike action (whether actual or impending) restraints of government (civil or military), acts of terrorism or sabotage, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tropical storms and hurricanes, civil disturbances, tidal waves, explosions, confiscation or seizure by any government or other public authority, and any other causes, whether of the kind herein enumerated or otherwise, that are not reasonably within the control of the party claiming a suspension and that could not have been overcome by the exercise of ordinary diligence; provided that a lack of funds shall not constitute “Force Majeure”.

ARTICLE 17

NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and addressed to such Parties and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 17 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 17. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

IPC	BLUE WATER
Attention: C/O Meitar Liquornik Geva & Leshem Brandwein, Law Offices. Fax + 972-3-6103877 Tel + 972-3-6103890	Attention: Edward L. Moses Fax +1-2022234406 Tel +1-202-2234404
EMANUELLE and EMANUELLE PARTNERSHIP	IDB and MODIIN
Attention: Ohad Marani Fax + 972-3-7962246 Tel +972-3-7962202	Attention: Ron Maor Fax +972-3-6075667 Tel +972-3-6075667
GGR	ILDC
Attention: Jean Paul Roy Fax + 001-403-7779199 Tel + 001-403-7779250	Attention: Eli Cohen Fax +972-3-7962274 Tel +972-3- 7962264

ARTICLE 18

APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY

18.1	Applicable Law

The substantive laws of the State of Israel, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among Parties.

18.2	Dispute Resolution

In the event of any Dispute between any of the Parties arising out of, or in relation to, this Agreement, including any question regarding its breach, existence, validity or termination, which cannot be settled amicably, a Party may commence an action in final and binding arbitration in accordance with the provisions set forth below:

(A)
Notification. A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 18.

(B)
Negotiations. The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 18.2 (D) concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

(C)
Arbitration. Any Dispute not finally resolved by alternative dispute resolution procedures set forth in Articles 18.2(B) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(1)	Rules. The arbitration shall be conducted in accordance with the following arbitration rules (as then in effect) (the “Rules”): Arbitration Rules of the International Chamber of Commerce (ICC).

(2)	Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(3)
Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the filing of the arbitration. For greater certainty, for purposes of this Article 18.2(C), the filing of the arbitration means the date on which the claimant's request for arbitration is received by the other parties to the Dispute.

(4)
Method of Appointment of the Arbitrators. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute. If the parties to the Dispute fail to agree on the arbitrator within thirty (30) Days after the filing of the arbitration, then the ICC shall appoint the arbitrator.

If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the ICC shall appoint the remainder of the three arbitrators not yet appointed.

If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the ICC shall appoint the remainder of the three arbitrators not yet appointed.

(5)
Consolidation. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(6)	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Tel Aviv, Israel.

(7)	Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 17.

(8)
Final Award. The arbitration award shall be final and binding on the Parties and shall be immediately enforceable. The Parties waive any right to refer any question of law, and any right of appeal on the law and/or merits to any court to the fullest extent permitted by applicable law in connection with any question of law or fact arising in the course of the arbitration or with respect to any award. Without limiting the generality of the preceding sentence, the Parties agree to exclude any right to appeal any question of law to the courts of England under sections 45 or 69 of the Arbitration Act of 1996.

(9)
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(10)
Interim Measures. Notwithstanding any requirements for alternative dispute resolution procedures as set forth in Articles 18(B), any party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(11)
Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(12)
Interest. The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate.

(13)	Currency of Award. The arbitral award shall be made and payable in Dollars, free of any tax or other deduction.

(14)
Exemplary Damages. The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, consequential, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

(15)
Waiver of Challenge to Decision or Award. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(B)
Confidentiality. All negotiations and arbitration, relating to a Dispute (including a settlement resulting from negotiation, an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement or award.

ARTICLE 19

GENERAL PROVISIONS

19.1	Conduct of the Parties

(A)
Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Israel and the United States of America; (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries. Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty. Such indemnity obligation shall survive termination or expiration of this Agreement. Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party.

(B)
Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it. Each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement. No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

19.2	Conflicts of Interest

(A)	Parties undertake that they shall avoid any conflict of interest between their own interests

 (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with other Parties in connection with activities contemplated under this Agreement.

(B)
The provisions of the preceding paragraph shall not apply to (1) Operator’s performance which is in accordance with the local preference laws or published policies of the Government; or (2) Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate approved in advance by the Operating Committee.

(C)
Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

19.3	Public Announcements

(A)
Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of the Operating Committee has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B)
If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of the Operating Committee; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

(C)	Articles 19.3 (A) and 19.3 (B) shall not apply to any reports, statements or announcements pursuant to any rules or requirements of any government or stock exchange.

19.4           Successors and Assigns

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

19.5	Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

19.6	No Third Party Beneficiaries

The Parties do not intend to create any rights enforceable by third parties under the Contract (Rights of

 Third Parties) Act 1998 or under any other legislative provisions conferring rights under a contract to persons not a party to that contract nor do they hold their rights on trust for any third parties.

19.7	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

19.8           Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

19.9	Modifications

There shall be no modification of this Agreement or the Contract except by written consent of all Parties.

19.10	Interpretation

(A)
Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(C)	Gender. Reference to any gender includes a reference to all other genders.

(D)	Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

(E)
Include. “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

19.11	Counterpart Execution

This Agreement shall be executed in two (2) or more counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling the counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

19.12	Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties. However, this Article 19.12 shall not operate so as to limit or exclude any liability for fraud or fraudulent misrepresentation.  Notwithstanding the foregoing, the PBT Agreement, the GGR Agreement and the Option Agreement shall survive the execution of this Agreement except to the extent such agreements are in conflict with this Agreement, in which event the provisions of this Agreement shall control unless otherwise stated.  The Parties other than GGR agree that the Steering Committee created by the Allocation of Rights and

 Settlement Agreement dated as of March 26, 2010 (the “Settlement Agreement”) shall be superseded by the Operating Committee created by this Agreement effective as of the effective date of this Agreement, but the rights and obligations of the Parties accrued prior to the Effective Date hereof with respect to the Steering Committee shall survive the execution of this Agreement.  Except as stated in the preceding sentence or as otherwise provided herein, nothing herein shall supersede or modify the Settlement Agreement.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

IPC OIL AND GAS (ISRAEL) LIMITED PARTNERSHIP

By: /s/ IPC Oil and Gas (Israel) Limited Partnership

(Print or type name)

Title:_______________________________
Date:_______________________________

EMANUELLE ENERGY LIMITED

By: /s/ Emanuelle Energy Limited

(Print or type name)

Title:_______________________________
Date:_______________________________

EMANUELLE ENERGY OIL AND GAS
LIMITED PARTNERSHIP

By: /s/ Emanuelle Energy Oil and Gas Limited Partnership

(Print or type name)

Title:_______________________________
Date:_______________________________

IDB DEVELOPMENT CORPORATION
LIMITED

By: /s/ IDB Development Corporation Limited

(Print or type name)

Title:_______________________________

MODIIN ENERGY LIMITED PARTNERSHIP
By:  /s/ Modiin Energy Limited Partnership

(Print or type name)

Title:_______________________________

BLUE WATER OIL AND GAS EXPLOARTION LIMITED

By:

(Print or type name)

Title:_______________________________

THE ISRAEL LAND AND DEVELOPMENT COMPANY LIMITED

By:  /s/ The Israel Land and Development Company Limited

(Print or type name)

Title:_______________________________

GEOGLOBAL RESOURCES COMPANY LIMITED

By:  /s/ GeoGlobal Resources (India) Inc.

(Print or type name)

Title:_______________________________

EXHIBIT A

ACCOUNTING PROCEDURE

SECTION I

GENERAL PROVISIONS

1.1            Purpose

1.1.1
The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

1. 1.2
The Parties agree, however, that if the methods prove unfair or inequitable to  Operator or Non-Operators, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2
Conflict with Agreement - In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3
Definitions - The definitions contained in Article 1 of the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

"Accruals Basis" shall mean that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability to the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;

"Advance" shall mean each payment of cash required to be made pursuant to a Cash Call, and
"Advanced" shall be construed accordingly;

"Cash Basis" shall mean that basis of accounting under which only costs actually paid in cash and benefits actually received are included for any period;

"Country of Operations" shall mean the State of Israel.

"Materials" shall mean machinery, equipment and supplies acquired and held for use in Joint
Operations.

1.4           Joint Account Records and Currency Exchange

1.4.1
Operator shall at all times maintain and keep true and correct records of the production and disposition of all Petroleum and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

1.4.2
Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Country of Operations as well as the provisions of the Contract and the Agreement.

1.4.3
Joint Account records shall be maintained by Operator in the Hebrew or English language and in Dollars and Shekels and in such other language and currency as may be required by the  laws of the Country of

 Operations. Conversions of currency shall be recorded at the rate actually experienced in that conversion. Currency translations for expenditures and receipts shall be recorded in accordance with the representative rate of exchange last published by the bank of  Israel before last Business Day of the preceding month and if no such rate was published by the Bank of Israel calculated at the arithmetic average of the buying and selling rates at the close of business on the last Business Day of the preceding month as provided by the Bank of  Israel.

1.4.4
Any currency exchange gains or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure.  Any such exchange gains or losses shall be separately identified as such.

1.4.5
This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be separately maintained. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the insurance premiums for Exclusive Operations, the costs and expenditures shall be the costs and expenditures as incurred.

1.4.6	The Accruals Basis shall be used in preparing accounts concerning the Joint Operations. If a Cash Basis is used, Operator shall show accruals as memorandum items.

1.5	Statements and Billings

1.5.1
Unless otherwise agreed by the Parties, Operator shall submit monthly to each Party, on or before the 25th Day of each month, statements of the costs and expenditures incurred during the prior month, indicating by appropriate classification the nature thereof and the corresponding budget category, and the portion of such costs charged to each of the Parties.

These statements, as a minimum, shall contain the following information:
(A)	Advances received from each Party

(B)	the share of each Party in total expenditures,

(C)	the accrued expenditures,

(D)           the current account balance of each Party

(E)
a summary of costs, credits, and expenditures on a current month, year-to-date, and inception-to-date basis or other periodic basis, as agreed by Parties (such  expenditures shall be grouped by the categories and line items designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement so as to facilitate comparison of actual expenditures against that Work Program and Budget), and

(F)           details of unusual charges and credits in excess of ten thousand Dollars ($10,000).

1.5.2
Operator shall provide the Parties with annual financial statements (prepared in accordance with IFRS) within forty five (45) days after the end of each fiscal year, audited by an internationally recognized independent public accounting firm; and with unaudited, quarterly financial statements (prepared in accordance with generally accepted accounting practices  used in the international petroleum industry and any applicable statutory obligations of the Country of Operations) within thirty (30) days after the end of each calendar quarter reviewed by an internationally recognized independent public accounting firm. The abovementioned accounting firm shall provide the Non-Operators' auditors all documents, including comfort letter, questionnaires, etc.. in accordance with accepted auditing standards. The cost of providing the financial statements shall be charged to the Joint Account.

1.5.3
Unless otherwise agreed by the Parties, Operator shall submit to each Party, on or before the 30th day after the end of each calendar quarter, statements of changes in Advances, expenditures and credits, made,

2

 incurred or due to each Party from the Joint Operations, including
(A)	Advances received from each Party during such calendar quarter and cumulatively from the beginning of the calendar year;

(B)	The share of each Party in total expenditures incurred during such calendar quarter and cumulatively from the beginning of the calendar year;

(C)	The current account balance of each Party as at the end of such calendar quarter; and

(D)
a summary of costs, credits, investments and expenditures incurred during such calendar quarter and cumulatively from the beginning of the calendar year and from inception, or such other periodic basis as agreed by Parties (such expenditures shall be sorted into items that in accordance to IFRS are to be capitalized and items that are included in the profits and losses.

1.5.4	Operator shall, upon request, furnish a description of the accounting classifications used by it.

1.5.5	Amounts included in the statement and billings shall be expressed in Dollars and in Shekels and reconciled to the currencies Advanced.

1.5.6
Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the Country of Operations and, to the extent that the information is reasonably available from the Joint Account records, Operator shall provide Non-Operators within thirty (30) Days from the end of each Calendar Quarter with the necessary information and statements (together with copies of supporting documents and invoices) to facilitate the discharge of such responsibility.

1.6           Payments and Advances

1.6.1
Upon approval of any Work Program and Budget, if Operator so requests, each Non-Operator shall Advance its share of estimated cash requirements for the succeeding month's operations ("Cash Call"). Each such Cash Call shall he equal to the Operator's estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during the month concerned. For informational purposes the Cash Call shall contain an estimate of the funds required for the next succeeding two (2) months detailed by the categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement.

1.6.2
Each such Cash Call, detailed by the categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement, shall be made in writing and delivered to all Non-Operators not less than fifteen (15) Days before the payment due date. The due date for payment of such Advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the Advances are required, All Advances shall be made without bank charges. Any charges related to receipt of Advances from a Non-Operator shall be borne by that Non-Operator.

1.6.3
Each Non-Operator shall wire transfer its share of the full amount of each such Cash Call to Operator on or before the due date, in the currencies requested or any other currencies acceptable to Operator, and to a bank designated by Operator. If currency provided by a Non-Operator is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to that Non-Operator.

1.6.4
Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements, Operator may make a written request of the Non-Operators for special Advances covering the Non-Operators' share of such payments.  Each such Non-Operator shall make its proportional special Advances within ten (10) Days after receipt of such notice.

1.6.5	If a Non-Operator's Advance exceeds its share of cash expenditures, the next succeeding
Advance requirements, after such determination, shall be reduced accordingly. A Non-Operator may

3

 request in writing that its excess Advance be refunded, and Operator shall refund said excess Advance within ten (10) Days after receipt of such request.

1.6.6
If Non-Operator's  Advances are less than its share of cash expenditures, the deficiency shall, at Operator's option, be added to any subsequent Advance requirements or be paid by Non-Operator within ten (10) Days following the receipt of Operator's billing to Non-Operator for such deficiency.

1.6.7
If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds in the Joint Account shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly. The interest thus received shall be allocated to the Parties on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the total funding into the account. A monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties. Any interest received by Operator from interest-bearing accounts containing commingled funds received from the Parties shall be credited to the Parties in accordance with the allocation procedure as set forth above.

1.6.8
If Operator does not request Non-Operators to advance their share of estimated cash requirements, each Non-Operator shall pay its share of cash expenditures within ten (10) Days following receipt of Operator's billing.

1.6.9
Payments of Advances or billings shall be made on or before the due date. If these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until payment is received by Operator at the Agreed Interest Rate. For the purpose of determining the unpaid balance and interest owed, Operator shall translate to Dollars all amounts owed in other currencies using the currency exchange rate readily available to Operator at the close of the last Business Day prior to the due date for the unpaid balance as quoted by the applicable authority identified in Section 1.4.3 of Section I hereof.

1.6.10
Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds Advanced or any part thereof to other currencies to the extent that such currencies are then required for Joint Operations. The cost of any such conversion shall be charged to the Joint Account.

1.6.11	Operator shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

1.6.12
If under the Agreement, Operator is required to segregate funds received from or for the Joint Account, the provisions under Section 1.6 for payments and advances by Non-Operators shall apply also to Operator.

1.7
Adjustments -  Payments of any Advances or billings shall not prejudice the right of any  Non-Operator to protest or question the correctness thereof; provided however that all billings and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such Calendar Year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions or making claims for adjustment thereto. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph 1.7 shall not prevent adjustments resulting from a physical inventory of Material as provided for in Section VI hereof. Operator shall be allowed to make adjustments to the Joint Account after such twenty-four (24) month period if these adjustments result from audit exceptions outside this Agreement, third party claims, or Government requirements. Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1 below.

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1.8           Audits

1.8.1
A Non-Operator, upon at least sixty (60) Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Account and records of Operator relating to the accounting hereunder for any calendar year within the twenty-four (24) month period following the end of such calendar year. Non-Operators shall have reasonable access to Operator's personnel and to the facilities, warehouses, and offices directly or  indirectly serving Joint Operations. The cost of each such audit shall be borne by Non-Operators conducting the audit. It is provided, however, that Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said twenty-four (24) month period. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator. Operator and Non-Operators shall make every effort to resolve any claim resulting from an audit within a reasonable period of time. Non-Operators may request information from the Operator prior to the commencement of the audit. Operator will provide the information in electronic format or hard copy documents, if electronic format is not available. Operator will provide the information requested within 30 Days before commencement of the audit but in no event sooner than 30 Days after the written request.

1.8.2	Operator shall provide information from its Affiliates reasonably necessary to support charges by those Affiliates to the Joint Account.

1.8.3	Except for charges under Section 2.7.1, the following provisions apply to all charges from Operator for its Affiliates:

In addition to the information provided by the Operator under Section 1.8.2, and upon request by a Non-Operator, Operator will cause its Affiliate to allow the Non-Operator to audit the books and records of the Affiliate relating to the charges by the Affiliate to the Joint Account for the same Calendar Year as provided in Section 1.8.1 above. The audit may be conducted in the same manner as the audit of the books and records of Operator.

No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not allow audit of such amounts as provided above.

1.8.4
Any information obtained by a Non-Operator under the provisions of this Section 1.8 which does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise he permitted by this Agreement.

1.8.5
In the event that the Operator is required by law to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party.

1.8.6
At the conclusion of each audit, the Parties shall endeavor to settle outstanding matters expeditiously. To this end the Parties conducting the audit will make a reasonable effort to prepare and distribute a written report to the Operator and all the Parties who participated in the audit as soon as possible and in any event within 90 Days after the conclusion of each audit. The report shall include all claims, with supporting documentation, arising from such audit together with comments pertinent to the operation of the accounts and records. Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than 90 Days after receipt of the report. Should the Non-Operators consider that the report or reply requires further investigation of any item therein, the Non-Operators shall have the right to conduct further investigation in relation to such matter notwithstanding the provisions of Sections 1.7 and 1.8.1 that the period of24 months may have expired. However, conducting such further investigation shall not extend the 24 month period for taking written exception to and making a claim upon the Operator for all discrepancies disclosed by said audit. Such further investigations shall be commenced within 30 Days and be concluded within 60 Days after the receipt of such report or reply, as the case may be.

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1.8.7
All adjustments resulting from an audit agreed between the Operator and the Non-Operator conducting the audit shall be reflected promptly in the Joint Account by the Operator and reported to the Non-Operator(s). If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Operating Committee, and, unless otherwise agreed by the parties to the dispute, resolved in accordance with the provisions of Article 18 of the Agreement. lf all the parties to the dispute so agree, the adjustment(s) may be referred to an independent expert agreed to by the parties to the dispute e.g. an independent accounting firm.  At the election of the parties to the dispute, the decision of the expert will be binding upon such parties. Unless otherwise agreed, the cost of such expert will be shared equally by all parties to the dispute.

1.8.8
The provisions of this Section 1.8 apply to audits conducted under Article 4.11(D) of the Agreement except that the 60 Day advance notice and the advance information provisions of Section 1.8.1 shall not apply.

1.9           Allocations

If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an equitable basis. Upon request, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures and its rates for personnel and other charges, along with each proposed Work Program and Budget. Such allocation basis shall be subject to audit under Section 1.8.

SECTION II

DIRECT CHARGES

Operator shall charge the Joint Account with all costs and expenditures incurred in connection with Joint Operations within the limits of approved Work Programs and Budgets or as otherwise specified in the Agreement. Charges for services normally provided by an operator such as those contemplated in Section 2.7.2 below which are provided by Operator's Affiliates shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 2.6 and Section 2.7 hereof.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties in connection with their rights and obligations under this Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject. Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include the following.

2.1
Licenses, Contracts, Etc. - All costs, if any attributable to the acquisition, maintenance, renewal or relinquishment of licensees, permits, contractual and/or surface rights acquired for Joint Operations and bonuses paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

2.2           Salaries, Wages and Related Costs

2.2.1
Salaries, wages and related costs include everything constituting the employees' total compensation, as well as the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as the costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, severance payments required by the laws or regulations of the Country of Operations.

Approval of the Operating Committee shall be required to charge the Joint Account with any severance payments in excess of those provided by the laws or regulations of the Country of Operations and other benefit plans of a like nature applicable to labor costs of Operator.

All costs associated with organizational restructuring (e.g., separation benefits, relocation costs, asset disposition costs) of Operator or its Affiliates, other than those costs which are directly related to employees of Operator who are directly engaged in Joint Operations on a full time basis, will require the

6

 approval of the Parties to be chargeable to the Joint Account.

2.2.2
Any costs associated with Country of Operations benefit plans may be charged at a percentage rate to reflect payments or accruals made by Operator applicable to such employees. Such accruals for Country of Operations benefit plans shall not be paid by Non-Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement, or upon termination of the Agreement, whichever occurs first.

2.2.3	Expenditures or contributions made pursuant to assessments imposed by Governmental authority for payments with respect thereto or on account of such employees.

2.2.4
Salaries and wages charged in accordance with Operator's usual practice, when and as paid or accrued, or on a basis of the Operator's average cost per employee for each job category; and the rates to be charged shall be reviewed at least annually. In determining the average cost per employee for each job category, expatriate and national employee salaries and wages shall be calculated separately. During a given period of time it is understood that some costs for salaries and wages may be charged on an actual basis while the remaining costs for salaries and wages are charged at a rate based upon the above described average cost.

2.2.5	Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 2.2.1 and 2.2.2 of this Section II and for which expenses the employees are reimbursed under the usual practice of Operator.

2.2.6	If employees are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated on an equitable basis using accepted accounting practices.

2.3           Employee Relocation Costs

2.3.1
Except as provided in Section 2.3.3 below,  Operator's cost of employee's relocation to or from the vicinity of the Contract Area from or to the location where the employees will reside or work, whether permanently or temporarily assigned to the Joint Operations. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated on an equitable basis.

2.3.2
Such relocation costs shall include transportation of the employees, his family, personal and household effects of the employee and his family, transit expenses, and all other related costs in accordance with Operator's usual practice.

2.3.3
Relocation costs to an assignment that is not with the Joint Operations shall not be chargeable to the Joint Account unless the place of the new assignment is the point of origin of the employee, or unless otherwise agreed by the Operating Committee.

2.4
Offices. Camps. and Miscellaneous Facilities - Cost of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of the Operator and/or its Affiliates directly serving the Joint Operations. If such facilities serve operations in addition to the Joint Operations the costs shall be allocated to the properties served on an equitable basis.

2.5
Materials - Cost, net of discounts taken by Operator, of Materials purchased or furnished by Operator. Such costs shall include, but are not limited to, export broker's fees, transportation charges, loading and unloading fees, export and import duties and license fees associated with the procurement of Materials and in-transit losses, if any, not covered by insurance. So far as  it is reasonably practical and consistent with efficient and economical operation, only such Materials shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

2.6
Exclusively Owned Equipment and Facilities of Operator and Affiliates - Charges for exclusively owned equipment, facilities, and utilities of Operator and its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder. On request, Operator shall furnish Non-Operators

7

 with a list of rates and the basis of application. Such rates shall be revised from time to time if found to be either excessive of insufficient, but not more than once every six (6) months.

2.7	Services

2.7.1
The cost of services provided by third parties including Affiliates of Operator to perform services that are normally provided by third parties, other than those services covered by Section 2.7.2 hereof. Such charges for services by Operator's Affiliates shall not exceed those currently prevailing if performed by non-affiliated third parties, taking into account the quality and availability of services.

2.7.2
The cost of services performed by Operator's Affiliates technical and professional personnel.  The individual rates shall include salaries and wages of such technical and professional personnel, lost time, Governmental assessments, employee benefits. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communications expenses, computer support, supplies, depreciation, and other reasonable expenses. Examples of such services include the following:

Geologic Studies and Interpretation
Seismic Data Processing
Well Log Analysis, Correlation and Interpretation
Laboratory Services
Ecological and Environmental Engineering
Decommissioning (Abandonment) and Reclamation
Well Site Geology
Project Management and Engineering
Source Rock Analysis
Petrophysical Analysis
Geochemical Analysis
Drilling Supervision
Development Evaluation
Project Accounting and Professional Services
Other Data Processing

2.7.3
The cost of services performed with the approval of  Operator by the technical and professional staffs of the Non-Operators and the Affiliates of the respective Non-Operators, including the cost to such Affiliates and Non-Operators of their respective secondees, shall be chargeable to the Joint Account. The individual rates shall include salaries and wages of such technical and professional personnel and secondees, lost time, governmental assessments, and employee benefits. Costs (other than for secondees) shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited, to rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses.

2.7.4
A Non-Operator shall bill Operator for direct costs of services and of secondees charged under the provisions of Section 2.7.3 on or before the last Day of each month for charges for the preceding month, to which charges Non-Operator shall not add an administrative overhead rate. Within 30 Days after receipt of a bill for such charges, Operator shall pay the amount due thereon.

2.7.5
The charges for services under Section 2.7.2 and Section 2.7.3 shall not exceed those currently prevailing if performed by non-affiliated third parties, considering the quality and availability of such services.

2.8	Insurance - Premiums paid for insurance required by law Or the Agreement to be carried for the benefit of the Joint Operations.

2.9	Damages and Losses to Property

2.9.1	All costs and expenditures necessary to replace or repair damage or losses incurred by fire, flood, storm,

8

 theft, accident, or any other cause. Operator shall furnish Non-Operators with written notice of such damage or losses incurred in excess of fifty thousand Dollars ($50,000) as soon as practicable after report of the same has been received by Operator. All losses in excess of fifty thousand Dollars ($50,000) shall be listed separately in the monthly statement of costs and expenditures.

2.9.2
Credits for settlements received from insurance carried for the benefit of Joint Operations and from others for losses of or damage to Joint Property or Materials. Each Party shall be credited with its Participating Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all the Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

2.9.3	Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Joint Operations.

2.10	Litigation and Legal Expenses - The costs and expenses of litigation legal services necessary for the protection of the Joint Operations under this Agreement as follows:

2.10.1
Legal services, other than those provided by the Parties or their Affiliate employees, necessary or expedient for the protection of the Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorney's fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

2.10.2
If the Operating Committee hereunder shall so agree, litigation, arbitration or other alternative dispute resolution procedures resulting from actions or claims affecting the Joint Operations hereunder may he handled by the legal staff of one or any of the Parties; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Patty providing such service to Operator for the Joint Account, but no such charges shall be made until approved by the Operating Committee.

2.11
Taxes and Duties - All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

Operator and Non-Operators shall cooperate with each other in employing their best efforts in order to obtain an Israeli tax ruling to exempt  Operator and Non-Operators and their respective Affiliates from Israeli taxation on their operations in or with respect to the Contract Area for the benefit of the Joint Account. Such Parties will take all reasonable measures which may be necessary or advisable to obtain said ruling or otherwise reduce Israeli tax liability on said operations provided always that Operator, Non-Operators and their respective Affiliates shall not suffer any adverse consequences from said measures.

2.12
Ecological and Environment - Costs incurred on the Joint Property as a result of statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by any regulatory authority. Also, costs to provide or have available pollution containment and removal equipment plus costs of actual control, clean up and remediation resulting from responsibilities associated with Hydrocarbon contamination as required by all applicable laws and regulations.

2.13
Decommissioning (Abandonment) and Reclamation - Costs incurred for decommissioning (abandonment) and reclamation of the Joint Property, including costs required by governmental or other regulatory authority or by the Contract.

2.14
Other Expenditures - Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Operations in accordance with approved Work Programs and Budgets and are not covered in this Section II or in Section III hereof.

9

SECTION III

INDIRECT CHARGES

3.1
Purpose - Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided in this Accounting Procedure. Indirect costs chargeable under this Section III represent the cost of general counseling and support services provided to Operator by its Affiliates. These costs are such that it is not practical to identify or associate them with specific projects but are for services which provide Operator with needed and necessary resources which  Operator requires and provide a real benefit to Joint Operations. No cost or expenditure included under Section II above shall be included or duplicated under this Section IIU. The charges under Section 3 are not subject to audit under Sections 1.8.1 and 1.8.2 other than to verify that the overhead percentages are applied correctly to the expenditure basis.

3.2
Amount - The charge for the period beginning with the calendar year through the end of the period covered by Operator's invoice ("Year-to-Date") under Section 3.1 above shall be a percentage of the Year-to-Date expenditures, calculated on the following scale:-

Operator shall be entitled to receive compensation on a calendar month basis for indirect administration and overhead charges associated with exploration operations and appraisal operations at the following rates of all direct charges, as set out in  section II hereof, incurred in the applicable calendar month in relation to the Contract Area:
Annual Expenditures
Direct Charges                                                                           Percentage Rate

$0 to $2 million of expenditures =4%
$2 million to $ 3.5 million of expenditures =3%
$3.5 million to $ 6 million of expenditures =2%
$6 million to $ 10 million of expenditures =1%
over $ 10 million =0.85%

Notwithstanding the foregoing, the indirect rates and related calculation method for development operations and for operations, and dismantling for decommissioning of platforms and related facilities shall be agreed upon by the Operating Committee prior to the submission of the first annual budget for each of those phases of operations.

3.3
Exclusions - The expenditures used to calculate the monthly indirect charges on a percentage of direct charges basis shall not include indirect charges calculated as a percentage of the following direct expenditures: rentals on surface rights acquired and maintained for the Joint Account, guarantee deposits, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the Contract, royalties and taxes paid under the Contract, expenditures associated with major construction projects for which a separate indirect charge is agreed by the Parties, payments to third parties in settlement of claims, and other similar items.

Credits arising from any Government subsidy payments, disposition of material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determining such indirect charges.

3.4	Changes - The indirect charges provided for in this Section III may be amended periodically by mutual

10

 agreement between the Parties if, in practice, these charges are found to be insufficient or excessive.

SECTION IV

ACOUISITION OF MATERIALS

4.1
Acquisitions - Materials purchased for the Joint Account shall be charged at net cost paid by the Operator. The price of Materials purchased shall include, but shall not be limited to export broker's fees, insurance, transportation charges, loading and unloading fees, import duties, license fees, and demurrage (retention charges) associated with the procurement of Materials, and applicable taxes, less all discounts taken.

4.2
Materials Furnished by Operator - Materials required for Joint Operations shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator may furnish such Materials from its stock under the following conditions:

4.2.1
New Materials (Condition "1") - New Materials transferred from the warehouse or other properties of Operator shall be priced at net cost determined in accordance with Section 4.1 above, as if Operator had purchased such new Material just prior to its transfer.

Such net costs shall in no event exceed the then current market price.

4.2.2	Used Materials (Condition "2" and "3")

4.2.2.1
Materials which are in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition "2" and priced at seventy-five percent (75%) of such new purchase net cost at the time of transfer.

4.2.2.2
Materials not meeting the requirements of Section 4.2.2.1 above, but which can be made suitable for use after being repaired or reconditioned, shall be classed as Condition "3" and priced at fifty percent (50%) of such new purchase net cost at the time of transfer. The cost of reconditioning shall also be charged to the Joint Account provided the Condition "3" price, plus cost of reconditioning, does not exceed the Condition "2" price; and provided that Materials so classified meet the requirements for Condition "2" Materials upon being repaired or reconditioned.

4.2.2.3	Materials which cannot be classified as Condition "2" Condition "3", shall be priced at a value commensurate with its use.

4.2.2.4
Tanks, derricks, buildings, and other items of Materials involving erection costs, if transferred in knocked-down condition, shall he graded as to condition as provided in this Section 4.2.2 of Section IV, and priced on the basis of the knocked-down price of like new Materials.

4.2.2.5
Materials including drill pipe, casing and tubing, which are no longer useable for their original purpose but are useable for some other purpose, shall be graded as to condition as provided in the Section 4.2.2 of Section IV. Such Materials shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

4.3
Premium Prices  - Whenever Materials are not readily obtainable at the prices specified in Section 4.1 and 4.2 of this Section IV because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Materials at  Operator's actual cost incurred in procuring such Materials, in making them suitable for use, and moving them to the Contract Area, provided that notice in writing of the proposed charge, including a detailed description of the Materials required and the required delivery date, is furnished to Non-Operators at least twenty (20) Days (or such shorter period as may be specified by Operator) before the Materials are projected to be needed for operations and prior to billing Non-Operators for such Materials where the cost exceeds fifty thousand Dollars ($50,000). Each Non-Operator shall have the right, by so electing and notifying Operator within ten (10) Days (or such shorter period as may he specified by Operator) after receiving notice from Operator, to furnish in kind all or part of its share of such Materials per the terms of the

11

 notice which are suitable for use and acceptable to Operator both as to quality and time of delivery.  Such acceptance by  Operator  shall not to be  unreasonably withheld.  If Materials so furnished are deemed unsuitable for use by Operator, all costs incurred in disposing of such Materials or returning such Materials to the owner thereof shall be borne by the Non-Operator concerned. If a Non-Operator fails properly to submit an election notification within the designated period, Operator shall not be required to accept Materials furnished in kind by that Non-Operator. If Operator fails to submit proper notification prior to billing Non-Operators for such Material, Operator shall only be entitled to charge the Joint Account On the basis of the price allowed during a "normal" pricing period in effect at the time of movement of the Materials.

4.4
Warranty of Materials Furnished by Operator  - Operator does not warrant the condition or fitness for the purpose intended of the Material furnished. In case defective Materials are furnished by Operator for the Joint Account, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

SECTION V

DISPOSAL OF MATERIALS

5.1
Disposal - Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials. Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of fifty thousand Dollars ($50,000) or more. When Joint Operations are relieved of Materials charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Materials to the Joint Account so that the Parties may eliminate such costs from their asset records. Credits for Materials sold by Operator shall be made to the Joint Account in the month in which payment is received for such Materials. Any Materials sold or disposed of under this Section V shall be on an "as is, where is" basis without guarantees or warranties of any kind or nature. Costs and expenditures incurred by Operator in the disposition of  Materials shall be charged to the Joint Account.

5.2
Materials Purchased by a Party or its Affiliate - Materials purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by Operator to the Joint Account, with new Materials valued in the same manner as new Materials under Section 4.2.1 and used Materials valued in the same manner as used Materials under Section 4.2.2, unless otherwise agreed by the Operating Committee.

5.3
Division In Kind - Division of Materials in kind, if made between the Parties, shall be in proportion to their respective interests in such Materials. Each Party will thereupon be charged individually with the value (determined in accordance with the procedure set forth in Section 5.2 above) of the Materials received or receivable by it.

5.4
Sales to Third Parties - Materials purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the buyer. If the sales price is less than that determined in accordance with the procedure set forth in Section 5.2 above, then approval by the Operating Committee shall be required prior to the sale. Any claims by the buyer for defective Materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

12

SECTION VI

INVENTORIES

6.1
Periodic Inventories - Notice and Representation - At reasonable intervals, but at least annually, inventories shall be taken by Operator of all Materials on which detailed accounting records are normally maintained. The expense of conducting periodic inventories shall be charged to the Joint Account. Operator shall give Non-Operators written notice at least thirty (30) Days in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present. The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with a reconciliation of overages and shortages. Inventory adjustments to the Joint Account shall be made for overages and shortages. Any adjustment equivalent to ten thousand Dollars ($10,000) or more shall be brought to the attention of the Operating Committee.

6.2
Special Inventories - Whenever there is a transfer or other change of interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

13

EXHIBIT B

CONTRACT AREA

Petromed Corporation Drilling Licenses #348 "Sarah"
Pages 1 to 4
Petromed Corporation Drilling Licenses #347 "Myra"
Pages 5 to 8

רשיון 348/ "שרה"
כ- 400,000 דונם

120000
130000
140000
730000
720000
710000
700000
125706/727338
147115/727040
124319/723515
119459/710102
141595/708128
0
5
10
15
20
ק"מ
קנ"מ: 1 : 200,000

דר' יעקב מימרן
הממונה על עניני הנפט

ירושלים, י"א בתמוז התשס"ח
14 ביולי 2008

EXHIBIT C

Pre-Agreement Expenditures

There are no pre-agreement joint expenditures.

EXHIBIT D

Form of Overriding Royalty Agreement

Wellbore Only

This Overriding Royalty Agreement is made as of ________________, 2010, between [all license holders who are granting the ORR] (foregoing parties are collectively the "Grantor") and GeoGlobal Resources (India) Inc. (the "Grantee").

WHEREAS the Grantor holds 100% of all rights to the License, as defined below, subject to the terms and conditions of the License and the requirements of the Petroleum Law and the regulations issued pursuant thereto; and

WHEREAS the parties wish to create an overriding royalty burdening production of Petroleum, as defined below, from the Well, as defined below, situated on the Area covered by the License under the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises, covenants and agreements of the parties, the parties hereby covenant and agree as follows:

1.	Definitions

In this Agreement, unless the context otherwise requires:
a.	"Area" means the geographic area that is subject to the License from time to time;

b.	"License" mean Israeli Drilling License no. [348 (Sara) or 347 (Myra)] and any lease that may hereafter be issued by the Israeli government to Grantor covering the Well;

c.
"Petroleum" means any, oil, natural gas, natural gasoline, condensates, natural gas liquids and related fluid hydrocarbons whether liquid or gaseous, including those dissolved in and producible with any of the foregoing;

d.	“Well” means [describe well to be burdened].

2.
Grant of Overriding Royalty. Grantor hereby irrevocably grants, assigns and sets over to Grantee an overriding royalty of 0.4% of all Petroleum that is produced, saved and marketed from the Well, limited to production of Petroleum from the wellbore of the Well and not including any production of Petroleum from any other well located within the Area attributable to Grantor’s ownership of rights in any such well in the event of any unitization or pooling of Grantor’s interests that may hereafter occur (the "Royalty"), free and clear of all costs of every kind and nature incurred in connection with exploration, production and delivery to shore of such Petroleum, but subject to its proportionate share of all taxes assessed in or measured by production. The Royalty is a royalty on the value of the production at the point where first metered on shore, free and clear of all costs expended to deliver the production to such onshore meter. The Grantor may use Petroleum produced from the Well in connection with operating, development or production operations with respect to the Well and the Grantee shall own no Royalty hereunder in the Petroleum so used or unavoidable lost; and no Royalty shall be paid upon Petroleum used in repressuring or recycling operations or pressure maintenance operations benefitting the Area or the License. The Royalty is payable out of and only out of Petroleum produced, saved and marketed, pursuant to terms and provisions of the License, and is expressly subject thereto and to any applicable law, regulation, order or other provision of governmental authority of the State of Israel having jurisdiction over the License.

3.	Term. The Royalty shall continue until the Well is plugged and abandoned, at which time the Royalty shall terminate.

4.
Right to Take in Kind.                                      Grantee shall have the right to elect from time to time upon not less than one (1) months' prior written notice to Grantor to take its Royalty share of production in kind. Any such election may be changed from time to time, but Grantee shall not be entitled to make elections under this paragraph at intervals of less than six months. Grantee shall bear any expense attributable to the installation of separate facilities or otherwise necessitated by its election under this paragraph. If Grantee exercises its right to take Royalty production in kind, Grantor shall deliver such production to Grantee at the first onshore meter, and Grantee shall be solely responsible for arranging post-meter treating, transporting and marketing. If Grantee fails to make such arrangements or if Grantor has reasonable concerns in respect of the safety of the arrangements made by Grantee or regarding interference with Grantor's operations, then Grantor may suspend Grantee's right to take in kind until appropriate arrangements have been made and all safety and operational concerns have been resolved .

5.
Sale of Petroleum. Grantor, except during such period as Grantee exercises its election to take the royalty in kind, shall deliver to the purchasers of Grantor's Petroleum the Petroleum that is attributable to the Royalty. All such deliveries made by Grantor shall be on the same terms and conditions as are applicable to Grantor's share of such Petroleum.

6.	Royalty Computation When Petroleum Sold.

a.
When Grantee does not take the Royalty in kind, the proceeds from sale of the Petroleum shall be the actual proceeds received by Grantor upon the first sale of each portion of the Petroleum under an arm's length contract. Grantor may have multiple sales in multiple markets during a month, and during such month the actual proceeds must be computed on the basis of each applicable sale in each market. Earlier sales to affiliates or to others in a manner that does not reflect arm's-length provisions will be disregarded, so that the actual proceeds received from the first sale under an arm's length contract will be deemed the actual proceeds of sale of the Petroleum being sold under that contract, even if those proceeds are received by an affiliate or related party. Grantee's share of the Petroleum shall not bear any treating, processing, liquefying, transporting, storing, marketing and other costs that are incurred between the wellhead and the first sale of such production.

b.
The parties intend that the foregoing subclause (a) be interpreted and applied so that the Royalty is computed on the value of the Petroleum when landed at the first onshore meter, determined by a net-back method from the point of sale under an arm's-length contract to such meter. If there is any ambiguity or uncertainty in the foregoing subclauses, then the parties intend that such ambiguity or uncertainty be resolved in a manner that most fairly and accurately results in a determination of the value of Petroleum production at the first onshore meter, so that the Royalty may be computed and paid on the basis of the value at the first onshore meter.

7.	Books, Statements and Audits

a.
Grantor shall maintain and accurate records of all Petroleum produced, saved and marketed from the Area and of the monies received therefrom and shall furnish to Grantee with each payment made hereunder a statement summarizing the manner in which the Royalty amount was computed containing reasonable supporting detail.

b.
When Grantee does not take and separately dispose of its share of Petroleum, Grantor shall furnish to Grantee with each payment made hereunder a statement summarizing the manner in which the Royalty amount was computed. The first such payment and statement shall be submitted to Grantee by the last day of the month following the month in which proceeds from sales of the Petroleum are received by Grantee, and shall thereafter be submitted on a monthly basis, always on the basis of proceeds received during the preceding month.

c.
Grantee, upon reasonable advance notice to Grantor and during normal business hours, shall have the right to audit Grantor's accounts and records for any given calendar year at Grantor's office, insofar as they relate to any matter or item relating to this Agreement bearing on Royalty, within the 36 month period following the end of that calendar year. Any payment made or statement rendered by Grantor hereunder which is not disputed by Grantee on or before the last day of the 36th month following the end of that calendar year shall conclusively be deemed to be correct.

8.
Unitization.                           Grantor is hereby given the right and power at any time and from time to time, to unitize the Area or any portion thereof with any other lands or any zone or formation underlying the same and Grantor agrees to act bona fide in the best interest of the parties effective such unitization. In the event of such unitization, the Grantee shall continue to be entitled to Royalty only from Petroleum produced from the Well at the 0.4% overriding percentage rate herein specified, and shall not be entitled to Royalty on any production of Petroleum from any other wells in the unitized area to which Grantor may be entitled by reason of its ownership of rights in the Well or the License.

9.
Operations.                           While the quantity of Petroleum produced, the amount of post-production costs incurred, and the manner Petroleum are marketed directed impact the value of the Royalty, Grantee agrees that these matters and all other technical, commercial and other matters relating to the Well, Area and Petroleum are the sole prerogative and business of Grantor to be conducted or not conducted by Grantor in its sole discretion by any means, methods or manner whatsoever. Grantee shall not in any manner participate in, have any rights or interests in, or control regarding such business or activities. All decisions, elections and actions with respect to the Well, Area and Petroleum and the ownership, operation and business with respect thereto shall be at the sole discretion of Grantor, including, without limitation, decisions, elections and actions relating to the rate and conduct of exploration and development, if any; the release (whether voluntarily or in compliance with governmental requirements) of the Well or any interest therein; and the disposition and marketing of any Petroleum. Nothing herein contained shall impose upon Grantor any duty or obligation to develop or operate the Well for Petroleum other than in its sole discretion nor to maintain in effect the License by the payment of any funds or the performance of any other act.

10.
No Partnership or Implied Covenant Duties.                                                                                It is not the purpose or intention of this Agreement to create, and this Agreement shall not be construed as creating a joint venture, partnership, fiduciary relationship, association or other similar relationship between Grantor and Grantee. There are no deemed or implied covenants of exploration, development, protection against drainage or other matters (whether or not similar to the foregoing) in this Agreement.

11.
Notices.                 All notices authorized or required between the parties by any of the provision of this Agreement shall be in writing, in English, and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to the appropriate party. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the parties are listed below as a matter of convenience only. A notice given under this Agreement shall be deemed delivered only when actually delivered to the address of the party, as shown below or as changed as provided by this paragraph:

A party may change its address by giving written notice of its new address to the other parties.

12.
Further Assurances.                                      Each party shall do and perform all such acts and things and execute and deliver all such instruments, documents in writing, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

13.
Successor and Assigns.                                      This Agreement shall be binding upon and benefit the parties and their respective successors and assigns; provided, however, that Grantee may not assign the Royalty or any interest therein to more than one entity or person, and any transfer of interest in the Royalty by Grantee or any successor or assign of Grantee to more than one entity or person may be disregarded by Grantor, and Grantor shall always have the right to pay or deliver, as applicable, the entirety of the Royalty to Grantee or its successor as agent on behalf of any other parties claiming entitlement to an interest in the Royalty. All elections to which Grantee is entitled under this Agreement can be made only by Grantee or a single successor and may not be subdivided or assigned in part to any party. No transfer of the Royalty or any interest therein by Grantee shall be binding upon Grantor until Grantee has delivered to Grantor a complete copy of the instrument of transfer of its rights under this Agreement. Grantor or any individual entity of the Grantor may, at any time, sell or otherwise dispose of all or any of its interests in the Well and/or License whether by sale, farmout, mortgage or otherwise subject in any such case at all times to this Overriding Royalty Agreement and the Royalty granted hereunder. It shall be a condition to any such disposition (whether by sale, farmout, mortgage or otherwise) that the transferee of the interest so disposed of shall deliver to Grantee a written irrevocable, valid, binding and enforceable assumption of the obligations of Grantor under this Agreement, in form and substance reasonably satisfactory to Grantee, insofar as and to the extent that they relate to such interest and accrue after the disposal, in which event Grantor shall be relieved of the obligations so assumed to the extent relating to production of Petroleum following the effective time of the transfer.

14.
Governing Law.  The laws of the State of Israel shall apply to and control any interpretation, construction, performance, or enforcement of this Agreement.  The Parties agree that exclusive jurisdiction to resolve any dispute arising under this Agreement shall reside in the district courts of Tel Aviv, Israel, and all parties submit to the jurisdiction of said courts for such purpose.

[SIGNATURE PAGE IMMEDIATELY FOLLOWING]

SIGNATURE PAGE OF ORR DATED _______________, 2010

IN WITNESS WHEREOF, the parties hereto have caused this Overriding Royalty Agreement to be duly executed as of the date first above written.

__________________	______________________
By:_________________________	By:___________________________
Name:	Name:
Title:	Title:

_____________________	_______________________
By:_________________________	By:_________________________
Name:	Name:
Title:	Title:

_______________________
By:_________________________
Name:
Title: